   As filed with the Securities and Exchange Commission on February 11, 1994
                                                        Registration Number: 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                         ------------------------------
                                    FORM S-4

                            HANCOCK HOLDING COMPANY

         MISSISSIPPI                           6022                          64-0693170
       (State or other                   (Primary Standard                (I.R.S. Employer
       jurisdiction of               Industrial Classification             Identification
incorporation or organization)              Code Number)                       Number)

                      ONE HANCOCK PLAZA, 2510 14TH STREET
                          GULFPORT, MISSISSIPPI  39501
                                 (601) 868-4000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              CHARLES A. WEBB, JR.
                      ONE HANCOCK PLAZA, 2510 14TH STREET
                          GULFPORT, MISSISSIPPI  39501
                                 (601) 868-4000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              CARL J. CHANEY, ESQ.
                          HEIDELBERG & WOODLIFF, P.A.
                             POST OFFICE BOX 23040
                           125 SOUTH CONGRESS STREET
                          JACKSON, MISSISSIPPI  39225
                                 (601) 948-3800

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFERING: As soon as practicable after the Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. { }

                       CALCULATION OF REGISTRATION FEE

============================================================================================================
  TITLE OF EACH CLASS          AMOUNT            PROPOSED MAXIMUM       PROPOSED MAXIMUM         AMOUNT OF
   OF SECURITIES OF             TO BE           OFFERING PRICE PER     AGGREGATE OFFERING       REGISTRATION
    BE REGISTERED            REGISTERED              UNIT (1)               PRICE (1)               FEE
- ------------------------------------------------------------------------------------------------------------
Common Stock,
$3.33 par value. . . .     527,235 shares            $32.775               $17,280,127           $5,958.71
============================================================================================================

     (1) Pursuant to Rule 457(f), based on the market value of First State Bank & Trust Company of East Baton Rouge Parish common stock that would be converted into Hancock Holding Company common stock (the offered securities) pursuant to the transaction described herein.

                         ------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSIONER ACTING PURSUANT TO SAID SECTION
8(A), MAY DETERMINE.
================================================================================
              Index to Exhibits appears on sequential page number.

                            HANCOCK HOLDING COMPANY
                             CROSS-REFERENCE SHEET

Form S-4 Item                                                Proxy Statement Caption
- -------------                                                -----------------------
1.      Forepart of registration statement and
        outside front cover page of Prospectus  . . . . .    Forepart of Registration Statement; Outside Front
                                                             Cover Page of Prospectus

2.      Inside front and outside back cover of
        Prospectus  . . . . . . . . . . . . . . . . . . .    Inside Front Cover Page of Prospectus; Available
                                                             Information; Table of Contents

3.      Risk factors, ratio of earnings to fixed charges
        and other information   . . . . . . . . . . . . .    Summary

4.      Terms of the transaction  . . . . . . . . . . . .    Summary; The Merger; Comparative Rights of
                                                             Stockholders

5.      Pro forma financial information   . . . . . . . .    Selected Financial Data and Per Share Data

6.      Material contacts with the company being
        acquired  . . . . . . . . . . . . . . . . . . . .    Summary; The Merger

7.      Additional information required for reoffering
        by persons and parties deemed to be
        underwriters  . . . . . . . . . . . . . . . . . .    Not Applicable

8.      Interest of named experts and counsel   . . . . .    Not Applicable

9.      Disclosure of commission position on
        indemnification for Securities Act liabilities  .    Not Applicable (See Part II, Item 20)

10.     Information with respect to S-3 registrants   . .    Not Applicable

11.     Incorporation of certain information by
        reference   . . . . . . . . . . . . . . . . . . .    Documents Incorporated by Reference

12.     Information with respect to S-2 or S-3
        registrants   . . . . . . . . . . . . . . . . . .    Not Applicable

13.     Incorporation of certain information by
        reference   . . . . . . . . . . . . . . . . . . .    Not Applicable

14.     Information with respect to registrants other
        than S-2 or S-3 registrants   . . . . . . . . . .    Not Applicable

15.     Information with respect to S-3 companies   . . .    Not Applicable

16.     Information with respect to S-2 or S-3
        companies   . . . . . . . . . . . . . . . . . . .    Not Applicable

17.     Information with respect to companies other
        than S-2 or S-3 companies   . . . . . . . . . . .    Summary; Selected Financial Data and Per Share
                                                             Data; Information About First State Bank; First
                                                             State Bank Management's Discussion and Analysis
                                                             of Financial Condition and Results of Operations;
                                                             Index to Financial Statements

18.     Information if proxies, consents, or
        authorizations are to be solicited  . . . . . . .    Notice of Special Meeting of Stockholders;
                                                             Summary; Special Meeting of Stockholders; The
                                                             Merger; Principal Stockholders of First State Bank;
                                                             Documents Incorporated by Reference

19.     Information if proxies, consents, or
        authorizations are not to be solicited or
        in an exchange offer  . . . . . . . . . . . . . .    Not Applicable

                        FIRST STATE BANK & TRUST COMPANY
                           OF EAST BATON ROUGE PARISH
                                3033 Ray Weiland
                            Baker, Louisiana  70714
Dear Fellow Stockholder:                               ___________________, 1994

         You are cordially invited to attend a special meeting of the stockholders of First State Bank & Trust Company of East Baton Rouge Parish ("First State Bank"), to be held at our main office, 3033 Ray Weiland, Baker, Louisiana, on April ____, 1994, at ______ ___.m. local time.

         At the meeting, stockholders will be asked to approve and adopt an Agreement and Plan of Reorganization, dated as of November 30, 1993, among First State Bank, Hancock Holding Company and Hancock Bank of Louisiana. The Agreement provides for the merger of First State Bank into Hancock Bank of Louisiana and the conversion of each of the outstanding shares of common stock of First State Bank into the right to receive approximately 9.1296 shares of common stock of Hancock Holding Company.

         The Board of Directors of First State Bank has carefully reviewed and considered the terms and conditions of the proposed Agreement. The combination with Hancock Bank of Louisiana is a significant step for First State Bank and your vote on this matter is of great importance. THE BOARD OF DIRECTORS OF FIRST STATE BANK HAS CONCLUDED THAT THE AGREEMENT AND THE PROPOSED MERGER ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF FIRST STATE BANK AND RECOMMENDS THAT FIRST STATE BANK STOCKHOLDERS VOTE "FOR" THE AGREEMENT.

         The accompanying Notice of Special Meeting of Stockholders and Prospectus/Proxy Statement contain a detailed description of the Merger and other important information relating to Hancock Holding Company, First State Bank, and the combined companies. If the Merger becomes effective, stockholders will be informed of the procedures to be followed in exchanging their stock certificates for certificates of Hancock Holding Company common stock.

         We urge you to review the enclosed materials carefully and to date, sign, and return to First State Bank the accompanying Proxy in the enclosed stamped envelope as soon as possible so that your shares will be represented at the Special Meeting. Sending in your proxy now will not interfere with your right to attend the meeting and vote your shares personally if you wish to do so.

                                           Sincerely,


                                           Thomas A. Gay
                                           President and Chief Executive Officer

                        FIRST STATE BANK & TRUST COMPANY
                           OF EAST BATON ROUGE PARISH
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD APRIL ____, 1994


         Notice is hereby given that a Special Meeting (the "Special Meeting") of the stockholders of First State Bank & Trust Company of East Baton Rouge Parish ("First State Bank") will be held at the offices of First State Bank, 3033 Ray Weiland, Baker, Louisiana, on April ____, 1994 at _________ __.m. local time to consider and act upon:

         1. A proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of November 30, 1993 (the "Agreement", attached hereto as Exhibit "A"), by and among First State Bank, Hancock Holding Company ("Hancock") and Hancock Bank of Louisiana ("Hancock Bank LA"), a wholly owned subsidiary of Hancock, pursuant to which: (a) First State Bank will be merged (the "Merger") with and into Hancock Bank LA, and (b) Each share of First State Bank common stock issued and outstanding on the effective date of the Merger (the "Effective Date") will be converted into a number of shares of common stock of Hancock having an aggregate average market value for the month of December, 1993, equal to 1.5 times the book value (as defined) of the outstanding common stock of First State Bank as of December 31, 1993, except $86,625 representing the first quarter, 1994 dividend, which shall be based on 1.0 times said amount. Based on the average market price of Hancock common stock for the month of December, 1993, the conversion ratio shall be approximately 9.1296 shares of Hancock common stock for each share of First State Bank common stock.


         2. Such other business as may properly come before the Special Meeting or any adjournment thereof.

         Only those stockholders of record at the close of business on _____________, 1994 will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

         THE  AFFIRMATIVE  VOTE  OF  THE  HOLDERS  OF  TWO-THIRDS  OF THE
VOTING  POWER  PRESENT  AT  THE  SPECIAL  MEETING  IS REQUIRED  TO  APPROVE
THE  PROPOSAL  TO  ADOPT  THE  AGREEMENT.  WHETHER OR  NOT  YOU  PLAN  TO
ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.

                                            By Order of the Board of Directors
                                            _________________________, Secretary
                                            Rufus D. Hayes

                                PROXY STATEMENT
                       SPECIAL MEETING OF STOCKHOLDERS OF
          FIRST STATE BANK & TRUST COMPANY OF EAST BATON ROUGE PARISH
                          TO BE HELD APRIL _____, 1994

                                   PROSPECTUS
                                 527,235 SHARES

                            HANCOCK HOLDING COMPANY
                                  COMMON STOCK


         Hancock Holding Company ("Hancock") has filed a Registration Statement pursuant to the Securities Act of 1933, as amended, covering a maximum of 527,235 shares of Hancock's common stock, $3.33 par value ("Hancock Common Stock"), which may be issued in connection with the proposed merger (the "Merger") of First State Bank & Trust Company of East Baton Rouge Parish ("First State Bank") with Hancock Bank of Louisiana ("Hancock Bank LA"), a wholly owned subsidiary of Hancock. This document constitutes a Proxy Statement of First State Bank in connection with the transactions described herein and a Prospectus of Hancock with respect to the registration of shares of Hancock Common Stock to be issued to stockholders of First State Bank, if such transactions are consummated.

         On the Effective Date of the Merger, except as described herein, each outstanding share of common stock, $10.00 par value, of First State Bank ("First State Bank Common Stock") will be converted into approximately 9.1296 shares of Hancock Common Stock determined in accordance with a formula related to the average market price of Hancock Common Stock during the month of December, 1993, equal to 1.5 times the book value of First State Bank Common Stock, as of December 31, 1993, except $86,625 representing the first quarter, 1994 dividend, which shall be based on 1.0 times said amount, as described herein under "The Merger - Terms of the Proposed Merger".

- --------------------------------------------------------------------------------

         THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        ------------------------------

         No person is authorized to give any information or to make any representation not contained in this Prospectus/Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus/Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby, nor does it constitute the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that there has been no change in the affairs of Hancock or First State Bank since the date hereof.

                        ------------------------------

      The date of this Prospectus/Proxy Statement is February ____, 1994.

                             AVAILABLE INFORMATION

         Hancock is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 75 Park Place, Room 1228, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         This Prospectus constitutes part of the Registration Statement on Form S-4 of Hancock (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Hancock and the securities offered hereby, reference is made to the Registration Statement.
The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the SEC by Hancock pursuant to the Exchange Act are hereby incorporated by reference.

         1. Hancock's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

         2. The Proxy Statement of Hancock for it's Annual Meeting of Stockholders to be held on February 24, 1994.

         3. All other reports filed by Hancock pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 1993.


         All documents filed by Hancock pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the date of the special meeting of stockholders shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request, without charge from Charles A. Webb, Jr., Corporate Secretary, Hancock Holding Company, One Hancock Plaza, Gulfport, Mississippi 39501 (601) 868-4000. In order to ensure timely delivery of the documents, any request should be made by __________ ___, 1994. {SIX BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING}.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . .    ii

DOCUMENTS INCORPORATED BY REFERENCE . . . . . . . . . . . . .    ii

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
   THE COMPANIES  . . . . . . . . . . . . . . . . . . . . . .     1
   DATE, TIME AND PLACE OF SPECIAL MEETING  . . . . . . . . .     1
   RECORD DATE  . . . . . . . . . . . . . . . . . . . . . . .     1
   VOTE REQUIRED  . . . . . . . . . . . . . . . . . . . . . .     2
   PURPOSE OF SPECIAL MEETING . . . . . . . . . . . . . . . .     2
   TERMS OF THE PROPOSED REORGANIZATION . . . . . . . . . . .     2
   RECOMMENDATION OF THE BOARD OF DIRECTORS . . . . . . . . .     3
   DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . .     3
   EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS . . . . . .     3
   TAX CONSEQUENCES TO STOCKHOLDERS . . . . . . . . . . . . .     3
   RESALES OF HANCOCK COMMON STOCK BY AFFILIATES  . . . . . .     4
   ACCOUNTING TREATMENT . . . . . . . . . . . . . . . . . . .     4
   REGULATORY APPROVALS AND OTHER CONDITIONS  . . . . . . . .     4

SELECTED FINANCIAL DATA AND PER SHARE DATA  . . . . . . . . .     5

SPECIAL MEETING OF STOCKHOLDERS . . . . . . . . . . . . . . .     6
   PURPOSE OF SPECIAL MEETING . . . . . . . . . . . . . . . .     6
   RECORD DATE AND VOTING RIGHTS  . . . . . . . . . . . . . .     6
   VOTE REQUIRED  . . . . . . . . . . . . . . . . . . . . . .     6
   PROXIES  . . . . . . . . . . . . . . . . . . . . . . . . .     7

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . .     7
   BACKGROUND OF THE MERGER . . . . . . . . . . . . . . . . .     7
   REASONS FOR THE MERGER . . . . . . . . . . . . . . . . . .     8
   STRUCTURE OF THE TRANSACTION . . . . . . . . . . . . . . .     8
   TERMS OF THE PROPOSED MERGER . . . . . . . . . . . . . . .     8
   RECOMMENDATION OF THE BOARD OF DIRECTORS . . . . . . . . .     9
   CONDITIONS OF THE MERGER . . . . . . . . . . . . . . . . .     9
   EXCHANGE OF CERTIFICATES . . . . . . . . . . . . . . . . .     9
   REGULATORY APPROVALS AND CONSIDERATIONS  . . . . . . . . .    10
   RESALES OF HANCOCK STOCK BY AFFILIATES . . . . . . . . . .    11
   DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . .    11
   ACCOUNTING TREATMENT . . . . . . . . . . . . . . . . . . .    13
   CERTAIN FEDERAL INCOME TAX CONSEQUENCES  . . . . . . . . .    14
   EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . .    15

INFORMATION ABOUT HANCOCK . . . . . . . . . . . . . . . . . .    16

PRICE RANGE OF AND DIVIDENDS ON HANCOCK COMMON STOCK  . . . .    17

INFORMATION ABOUT FIRST STATE BANK  . . . . . . . . . . . . .    18
   BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . .    18
   PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . .    18
   COMPETITION  . . . . . . . . . . . . . . . . . . . . . . .    18
   LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . .    19
   MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . .    19
   EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . . . . . .    20
   MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS  .    20

FIRST STATE BANK MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . .    21

PRINCIPAL STOCKHOLDERS OF FIRST STATE BANK  . . . . . . . . .    29

DESCRIPTION OF HANCOCK COMMON STOCK . . . . . . . . . . . . .    29
   AUTHORIZED AND OUTSTANDING COMMON STOCK  . . . . . . . . .    29
   VOTING RIGHTS  . . . . . . . . . . . . . . . . . . . . . .    29
   DIVIDEND RIGHTS  . . . . . . . . . . . . . . . . . . . . .    29
   DIVIDEND REINVESTMENT PLAN . . . . . . . . . . . . . . . .    30
   PREEMPTIVE RIGHTS  . . . . . . . . . . . . . . . . . . . .    30
   FULLY PAID AND NONASSESSABLE . . . . . . . . . . . . . . .    30
   LIQUIDATION RIGHTS . . . . . . . . . . . . . . . . . . . .    30
   INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES . . .    31
   TRANSFER AGENT AND REGISTRAR . . . . . . . . . . . . . . .    31
   CHANGES IN CONTROL . . . . . . . . . . . . . . . . . . . .    31

COMPARATIVE RIGHTS OF STOCKHOLDERS  . . . . . . . . . . . . .    34
   DIRECTORS  . . . . . . . . . . . . . . . . . . . . . . . .    34
   AMENDMENT OF ARTICLES OF INCORPORATION . . . . . . . . . .    34
   AMENDMENT OF BYLAWS  . . . . . . . . . . . . . . . . . . .    35
   COMMON STOCK AND STOCKHOLDERS  . . . . . . . . . . . . . .    35

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . .    35

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . .    36

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . .   F-1

EXHIBIT A - AGREEMENT AND PLAN OF REORGANIZATION  . . . . . .   A-1

EXHIBIT B - LOUISIANA BANKING LAWS;
RIGHTS OF DISSENTING STOCKHOLDERS . . . . . . . . . . . . . .   B-1

                                    SUMMARY

           The following is a brief summary of certain information with respect to the Special Meeting of Stockholders of First State Bank & Trust Company of East Baton Rouge Parish to be held on April ____, 1994 at _______ __.m., local time, and is not intended to be a complete statement of all material facts regarding the Special Meeting. This summary is qualified in its entirety by reference to more detailed information contained elsewhere in this Prospectus/Proxy Statement, the accompanying
  exhibits  and other documents relating thereto.   This Prospectus/Proxy
  Statement and related Notice of Special Meeting and form of Proxy are first being mailed to stockholders of First State Bank on March ____, 1994.

  THE COMPANIES

           First State Bank &  Trust Company of East Baton Rouge Parish
  ("First State Bank") is a state bank chartered, organized and existing under and pursuant to the laws of the State of Louisiana with its principal executive offices located at 3033 Ray Weiland, Baker, Louisiana 70714. The telephone number of First State Bank's principal executive
  offices is (504)  775-0350.   First State Bank  provides a range of
  commercial and retail banking services through four (4) offices in East Baton
  Rouge Parish, Louisiana.   At December 31,  1993, First State Bank  had total
  assets of approximately $82 million and total deposits of approximately $70 million.

           Hancock Holding Company ("Hancock") is a bank holding company chartered, organized and existing under and pursuant to the laws of the State of Mississippi with its principal executive offices located at One
  Hancock Plaza, Gulfport,  Mississippi  39501.   The telephone number  of
  Hancock's principal executive offices is  (601) 868-4000.   Hancock  owns all
  of the issued and outstanding stock of Hancock Bank of Louisiana ("Hancock Bank LA"), a state bank chartered, organized and existing under and pursuant to the laws of the State of Louisiana and maintaining its principal place of business in Baton Rouge, Louisiana. Hancock also owns all of the issued and outstanding stock of Hancock Bank, a state bank chartered, organized and existing under and pursuant to the laws of the State of Mississippi and maintaining its principal place of business in
  Gulfport,  Mississippi.    At  December  31, 1993,  Hancock  had  total
  consolidated assets of approximately $1,821 million and total consolidated deposits of approximately $1,616 million.

  DATE, TIME AND PLACE OF SPECIAL MEETING

           The Special Meeting will be held on April _____, 1994 at ________ __.m., local time, at the offices of First State Bank, 3033 Ray Weiland, Baker, Louisiana.

  RECORD DATE

           The  Record Date  of  the  Special Meeting  is  _____________, 1994
  (the  "Record  Date").   Only stockholders of record at the closing of
  business on the Record Date will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

  VOTE REQUIRED

           The proposal to approve and adopt the Agreement and Plan of Reorganization (the "Agreement") must be approved by the affirmative vote of the holders of two-thirds (2/3) of the voting power present at the Special
  Meeting.   As of December 31,  1993, the directors and  executive officers of
  First  State Bank and their affiliates  beneficially owned approximately
  fifty percent (50%) of  the outstanding stock  of First State  Bank.   All
  of the directors and executive officers of First State Bank have indicated their intention to vote their shares of First State Bank in favor of the Agreement.

  PURPOSE OF SPECIAL MEETING

           The  purpose of the  Special Meeting is  to consider and  vote upon:
  (1) a proposal to adopt the Agreement, which calls for the merger of First State Bank with and into Hancock Bank LA, a wholly owned subsidiary of Hancock; and (2) to transact such other business as may properly come before the Special Meeting or any adjournment thereof.

  TERMS OF THE PROPOSED REORGANIZATION

           The following summary is qualified in its entirety by reference to the full text of the Agreement which is attached hereto as Exhibit "A" and incorporated by reference herein.

           As of November 30, 1993, Hancock, First State Bank and Hancock Bank LA entered into the Agreement pursuant to which:

                   a. First State Bank will be merged (the "Merger") with and into Hancock Bank LA, and

                   b. Each share of First State Bank Common Stock issued and outstanding on the effective date of the Merger (the "Effective Date") will be converted into a number of shares of Hancock Common Stock having an aggregate average market value for the month of December, 1993, equal to 1.5 times the book value (as defined) of the outstanding First State Bank Common Stock as of December 31, 1993, except $86,625 representing the first quarter, 1994 dividend, which shall be based on 1.0 times said amount.

           For purposes of establishing the conversion ratio, the "market value" of Hancock Common Stock shall be deemed to mean the average of the daily average of the high and low prices of such common stock as reported on the National Market Systems NASDAQ Quotation Service ("NASDAQ") for all of the trading days during the month of December, 1993, and the "book value" of First State Bank Common Stock shall mean the difference between the dollar amount of total liabilities of First State Bank and the dollar amount of total assets of First State Bank reflected on the books and records of First State Bank as of December 31, 1993. No fractional shares will be issued by Hancock in connection with the Merger, but in lieu thereof any holder of First State Bank Common Stock who would otherwise be entitled to receive a fraction of a share of Hancock Common Stock will be paid in cash, without interest, for such fractional shares based upon the market value defined above.

           Based on the average market price of Hancock Common Stock for the month of December, 1993, the conversion ratio shall be approximately
  9.1296 shares of Hancock Common Stock for each share of First State Bank Common Stock.

           The Merger will become effective on the date the Commissioner of Financial Institutions of Louisiana issues a Certificate of Merger and following the satisfaction or waiver of all conditions set forth in the Agreement (the "Effective Date").

  RECOMMENDATION OF THE BOARD OF DIRECTORS

           The Board of Directors unanimously recommends that stockholders vote to approve the Agreement. See "The Merger - Reasons for the Merger, and Recommendation of the Board of Directors".

  DISSENTERS' RIGHTS

           Stockholders of First State Bank who vote against the Merger and who comply with the procedural requirements of the Louisiana Revised Statutes 6:376 will be entitled to receive payment of the fair cash value of their shares, if the Merger is effective upon approval by less than eighty percent (80%) of First State Bank's total voting power. See "The Merger - Dissenters' Rights".

  EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

           Certain differences exist in the rights of holders of Hancock Common Stock and holders of First State Bank Common Stock. These differences relate primarily to the number, term and removal of directors; changes in control of Hancock; indemnification of directors, officers and employees of Hancock; and amending the Articles of Incorporation and
  Bylaws of Hancock and  First State Bank.   See "Description of Hancock Common
  Stock" and "Comparative Rights of Stockholders".

  TAX CONSEQUENCES TO STOCKHOLDERS

           It is anticipated the Merger will be a non-taxable reorganization for federal income tax purposes and that no gain or loss for federal income tax purposes will be recognized by the stockholders of First State Bank upon distribution to them of shares of Hancock Common Stock. Stockholders of First State Bank who receive only cash in exchange for their shares of First State Bank Common Stock pursuant to the exercise of their dissenters' rights and stockholders who receive cash in lieu of fractional shares will, however, recognize income for federal income tax purposes.

           Stockholders are urged to consult with their tax advisors with
  respect to  the tax consequences of the Merger to them.   See "The Merger -
  Certain Federal Income Tax Consequences".

  RESALES OF HANCOCK COMMON STOCK BY AFFILIATES

           The Hancock Common Stock to be issued in connection with the Merger has been registered under the Securities Act of 1933 (the "Securities Act") and will be freely transferable, except that certain resale restrictions apply to the sale or transfer of Hancock Common Stock issued pursuant to the Agreement to directors, officers, and other affiliates of First State
  Bank.   See "The  Merger -  Resales of  Hancock Common Stock by Affiliates".

  ACCOUNTING TREATMENT

           Hancock intends to account for the Merger as a pooling-of-interests under generally accepted accounting principles.
  Under the pooling-of-interests method, the surviving company and the acquired company are treated, for financial statement purposes, as though they had been combined historically. Accordingly, assets are not reflected at fair value and no goodwill or other intangible assets are created in connection with the Merger. See "The Merger - Accounting Treatment".

  REGULATORY APPROVALS AND OTHER CONDITIONS

           The Merger is subject to approval by the Federal Deposit Insurance Corporation ("FDIC"), the Board of Governors of the Federal Reserve System ("FRB"), and the Office of Financial Institutions of the State of Louisiana. There can be no assurance whether such approvals will be given, or will be given without unacceptable conditions and, if
  given, the timing of such approvals.   After approval by the First State Bank
  stockholders, consummation of the Merger is also subject to a number of conditions in addition to regulatory approvals. See "The Merger - Conditions of the Merger".

                   SELECTED FINANCIAL DATA AND PER SHARE DATA

          The following table sets forth selected financial information and per share data on the dates and for the periods indicated of (1) First State Bank historical, (2) Hancock historical, (3) Hancock pro forma giving effect to the proposed transaction, and (4) 9.1296 shares of Hancock pro forma giving effect to the proposed transaction. This table is qualified in its entirety by the financial statements appearing elsewhere herein or incorporated by reference herein or incorporated by reference herein.

(Amounts in thousands except per share data)

                                                              Year Ended December 31,
                                              1993         1992        1991        1990         1989
                                              ----         ----        ----        ----         ----
FIRST STATE BANK (HISTORICAL)(1)
Net interest income                       $    3,156  $    3,235   $    2,785 $     2,448  $     2,158
Provision for loan losses                        251         113          107          84          103
Net income                                     1,252       1,027          523         338          554
Net income per share                           21.67       17.78         9.05        5.86         9.60
Dividends per share                             6.00        6.00         6.00        5.00         4.00
Book value per share (period end)             199.98      184.31       172.54      169.49       169.77
Total assets (period end)                     82,109      77,016       74,176      78,751       76,879
Stockholder's equity (period end)             11,549      10,644        9,964       9,788        9,804

HANCOCK HOLDING COMPANY (HISTORICAL)(2)
Net interest income                       $   77,904  $   74,325   $   56,007 $    39,359  $    30,865
Provision for loan losses                      4,231       7,655        4,686       2,939        3,355
Net income                                    22,116      19,211       12,388       7,971        6,640
Net income per share                            3.15        2.74         2.21        1.46         1.21
Dividends per share                             0.90        0.68         0.60        0.57         0.55
Book value per share (period end)              20.48       18.25        16.21       14.68        13.43
Total assets (period end)                  1,821,050   1,735,192    1,554,536   1,405,002      980,604
Stockholder's equity (period end)            143,826     128,170      113,840      80,252       75,516

HANCOCK HOLDING COMPANY (PRO FORMA)(3)
(Unaudited)
Net interest income                       $   81,060  $   77,560   $   58,792 $    41,807  $    33,023
Provision for loan losses                      4,482       7,768        4,793       3,023        3,458
Net income                                    23,368      20,238       12,911       8,309        7,194
Net income per share                            3.10        2.68         2.11        1.39         1.20
Book value per share (period end)              20.58       18.39        16.40       11.93        11.30
Total assets (period end)                  1,903,159   1,812,208    1,628,712   1,483,753    1,057,483
Stockholder's equity (period end)            155,375     138,814      123,804      90,040       85,320

9.1296 SHARES OF HANCOCK HOLDING COMPANY (PRO FORMA)(4)
(Unaudited)
Net income per share                      $    28.26  $    24.47   $    19.25 $     12.66  $     10.96
Dividend per share                              8.22        6.21         5.48        5.20         5.02
Book value per share (period end)             187.88      167.86       149.71      108.88       103.17

- ---------------------------

(1) First State Bank's historical data for the years 1989 through 1993 has been taken from the audited financial statements at those dates.

(2) Hancock's historical data for the years 1989 through 1993 has been taken from the audited financial statements at those dates.

(3) The Hancock pro forma financial information reflects the results of the combined operations of Hancock and First State Bank after giving effect on a 100% pooling-of-interest basis to the combination of First State Bank and Hancock.

(4) This data reflects the pro forma net income, dividends and book value per share of 9.1296 shares of Hancock which would be received in the merger assuming that First State Bank common stock was exchanged for Hancock common stock. The computations are based on the exchange ratio of 9.1296 shares of Hancock for 1.0 shares of First State Bank.

                        SPECIAL MEETING OF STOCKHOLDERS

         This Prospectus/Proxy Statement and the accompanying form of Proxy are being furnished to the stockholders of First State Bank and Trust Company of East Baton Rouge Parish ("First State Bank") in connection with the solicitation of proxies by the Board of Directors of First State Bank for use at a special meeting of stockholders and any adjournment thereof (the "Special Meeting"). The Special Meeting is to be held on April _____, 1994 at _______ ___.m., local time, at First State Bank, 3033 Ray Weiland, Baker, Louisiana. This Prospectus/Proxy Statement, the related Notice of Special Meeting of Stockholders and the form of Proxy are first being mailed to stockholders of First State Bank on March _____, 1994.

PURPOSE OF SPECIAL MEETING

         The purpose of the Special Meeting is to consider and vote upon: (1) a proposal to adopt the Agreement, which calls for the merger of First State Bank with and into Hancock Bank of Louisiana ("Hancock Bank LA"), a wholly owned subsidiary of Hancock; and (2) to transact such other business as may properly come before the Special Meeting or any adjournment thereof.

RECORD DATE AND VOTING RIGHTS

         The Board of Directors of First State Bank has fixed the close of business on _________, 1994 as the record date for determination of stockholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). As of the Record Date, First State Bank had outstanding and entitled to vote 57,750 shares of common stock ("First State Bank Common Stock"), each of which is entitled to one (1) vote on each matter presented at the Special Meeting.

VOTE REQUIRED

         The proposal to approve and adopt the Agreement and Plan of Reorganization (the "Agreement") must be approved by the affirmative vote of the holders of two-thirds (2/3) of the voting power present at the Special Meeting. As of December 31, 1993, the directors and executive officers of First State Bank and their affiliates beneficially owned approximately fifty percent (50%) of the outstanding common stock of First State Bank. All of the directors and executive officers of First State Bank have indicated their intention to vote their shares of First State Bank in favor of the Agreement.

PROXIES

         Proxies for use at the Special Meeting accompany this Prospectus/Proxy Statement. A stockholder who has given a proxy may revoke it at any time before it is voted by either: (1) giving written notice of revocation to the Secretary of First State Bank; (2) submitting a duly executed proxy bearing a later date; or (3) appearing in person at the Special Meeting and voting in person. All written notices of revocation and other communication with respect to revocation of proxies should be addressed to the principal executive offices of First State Bank as follows: First State Bank and Trust Company of East Baton Rouge Parish, 3033 Ray Weiland, Baker, Louisiana 70714, Attention: Mr. Thomas A. Gay.

         All proxies validly submitted and not revoked will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the proposal to adopt the Agreement.

         The Board of Directors of First State Bank is not aware of any other matters to be presented for action at the Special Meeting, but if other matters do properly come before the Special Meeting, it is intended that the shares represented by the accompanying proxy will be voted by the persons named on the proxy in accordance with their best judgement.

         Solicitation of proxies will be made in person, by mail, or by telephone or telegraph by the directors, officers, or regular employees of First State Bank, none of whom will receive additional compensation for their solicitation efforts. First State Bank will bear the cost of solicitation of proxies from stockholders and reimburse brokers and others for their expenses in forwarding solicitation material to beneficial owners of their voting stock.

         Holders of shares are requested to complete, date, and sign the accompanying proxy card and return it promptly to First State Bank in the enclosed postage paid envelope.

                                   THE MERGER

         The information in this Prospectus/Proxy Statement concerning the terms of the Merger is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit "A" and is incorporated herein by reference.

BACKGROUND OF THE MERGER

         During the last several years, there have been significant developments in the banking industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion.

         First State Bank and its Board of Directors concluded that it could best serve its stockholders, employees, customers and communities by combining with a regional banking organization, provided that First State Bank could obtain a fair price for its stockholders.

Accordingly, in October, 1993, First State Bank and Hancock entered into negotiations which lead to the execution of a Letter of Intent on November 18, 1993. After further negotiations, the parties entered into the Agreement and Plan of Reorganization (the "Agreement") dated as of November 30, 1993.

REASONS FOR THE MERGER

         In deciding to enter into the Agreement, the Board of Directors of First State Bank, after considering various alternatives, concluded that the Agreement was in the best interest of First State Bank and its stockholders because it would permit stockholders to exchange on favorable terms their ownership interest in First State Bank for participation in the ownership of a enterprise operating on a multi-state basis.

         The Board of Directors also concluded that the stockholders of First State Bank would benefit additionally from the Merger in that they would obtain greater liquidity in their investment by obtaining shares of stock of a corporation whose securities are more widely held and significantly more actively traded.

         Among the factors considered by the Board of Directors of First State Bank in deciding to approve and recommend the terms of the Agreement were the parties respective earnings and dividend records, financial conditions, historical stock prices, managements, the position of each in the financial institutions industry, and the outlook for each in the financial institutions industry.

STRUCTURE OF THE TRANSACTION

         If the Merger is approved by the stockholders of First State Bank, and if necessary regulatory approvals are received and certain other conditions are met, First State Bank will merge into Hancock Bank LA, a Louisiana state chartered bank subsidiary of Hancock.

TERMS OF THE PROPOSED MERGER

         The following summary is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit "A" and incorporated by reference herein.

         As of November 30, 1993, Hancock, First State Bank and Hancock
Bank LA entered into the Agreement pursuant to which: (1) First State Bank will be merged (the "Merger") with and into Hancock Bank LA, and (2) Each share of First State Bank Common Stock issued and outstanding on the effective date of the Merger (the "Effective Date") will be converted into a number of shares of common stock of Hancock ("Hancock Common Stock") having an aggregate average market value for the month of December, 1993, equal to 1.5 times the book value (as defined) of First State Bank Common Stock as of December 31, 1993, except $86,625 representing the first quarter, 1994 dividend, which shall be based on
1.0 times said amount.

         For purposes of establishing the conversion ratio, the "market value" of Hancock Common Stock shall be deemed to mean the average of the daily average of the high and low prices of such common stock as reported on the National Market Systems NASDAQ

Quotation Service ("NASDAQ") for all of the trading days during the month of December, 1993, and the "book value" of the common stock of First State Bank shall mean the difference between the dollar amount of total liabilities of First State Bank and the dollar amount of total assets of First State Bank reflected on the books and records of First State Bank as of December 31, 1993. No fractional shares will be issued by Hancock in connection with the Merger, but in lieu thereof any holder of First State Bank Common Stock who would otherwise be entitled to receive a fraction of a share of Hancock Common Stock will be paid in cash, without interest, for such fractional shares based upon the market value defined above.

         Based on the average market price of Hancock Common Stock for the month of December, 1993, which was $32.775 per share, the conversion ratio shall be approximately 9.1296 shares of Hancock Common Stock for each share of First State Bank Common Stock.

         The Merger will become effective on the date the Commissioner of Financial Institutions of Louisiana issues a Certificate of Merger and following the satisfaction or waiver of all conditions set forth in the Agreement (the "Effective Date").

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF FIRST STATE BANK UNANIMOUSLY HAS APPROVED THE AGREEMENT AND RECOMMENDS THAT FIRST STATE BANK'S STOCKHOLDERS VOTE TO APPROVE THE AGREEMENT AT THE SPECIAL MEETING OF STOCKHOLDERS.

CONDITIONS OF THE MERGER

         Consummation of the Merger is subject to the satisfaction of a number of conditions set forth in the Agreement, including but not limited to: (1) the representations and warranties made by each party shall be true and correct in all material respects at and as of the Closing; (2) the requisite approval of the stockholders of First State Bank shall have been obtained; (3) all necessary governmental approvals shall have been obtained, without any condition or requirement that either party deems burdensome or that otherwise would have a material adverse effect after the Effective Date; (4) the effectiveness of the Registration Statement of which this Proxy Statement is a part, and the absence of any stop order suspending such effectiveness or any proceeding for such purpose; (5) the receipt of certain legal opinions; (6) the availability of pooling-of-interests accounting treatment; and (7) the performance of all obligations and compliance with all covenants required by the Agreement prior to the Effective Date.

         No assurance can be given whether all of the conditions to the Merger will be satisfied or, if not satisfied, waived by any party permitted to do so.

EXCHANGE OF CERTIFICATES

         Upon the Effective Date, holders of certificates previously representing First State Bank Common Stock will cease to have any rights as stockholders of First State Bank, and their sole rights will pertain to the shares of Hancock Common Stock into which their shares will have been converted pursuant to the Merger, except for any such holders who exercise statutory dissenters' rights for their shares. See "-- Dissenters' Rights".

         As soon as practical after the Effective Date, Hancock will send to each former stockholder of First State Bank a letter of transmittal for use in submitting certificates formerly representing First State Bank Common Stock to exchange for certificates of Hancock Common Stock, and, if applicable, cash in lieu of a fractional share of Hancock Common Stock. If any certificate for shares of Hancock Common Stock is to be issued in a name other than that in which the certificate for shares of First State Bank Common Stock surrendered for exchange is registered, the certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer. Following the effective date, and until so surrendered, holders of certificates representing shares of First State Bank Common Stock will cease to have any rights with respect to First State Bank, and each such certificate will be deemed, for all purposes, to evidence ownership of the number of shares of Hancock Common Stock into which such shares have been converted. Under the Agreement, Hancock reserves the right to withhold any cash dividends payable with respect to certificates not surrendered by the holder thereof, after the sixth (6th) month following the Effective Date. Cash dividends so withheld will be paid to the holder thereof, without interest, upon proper presentation of certain certificates. The Agreement provides that in the event that on or before the fifth anniversary of the Effective Date any such holder fails to surrender either such certificate or the documents and information contemplated by the letter of transmittal and instructions to be provided to holders by Hancock for purposes of the exchange of certificates, Hancock shall not have any obligations to deliver the amount to which any such holder would have been entitled in accordance with the provisions of the Agreement and any such holder shall not be entitled to receive from Hancock any amount in substitution and exchange for each share canceled and extinguished in accordance with the Agreement.

         STOCKHOLDERS  OF  FIRST  STATE  BANK  ARE  REQUESTED  NOT  TO SUBMIT
STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED WRITTEN NOTICE TO DO SO. SUCH INSTRUCTIONS SHALL BE PROVIDED AT A LATER DATE.

REGULATORY APPROVALS AND CONSIDERATIONS

         The acquisition of First State Bank by Hancock requires the prior approval of the FDIC under the Bank Merger Act. The Bank Merger Act provides that the FDIC may not approve any transaction which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or any transaction the effect of which in any section of the United States may be substantially to lessen compensation or tend to create a monopoly or which in any other manner might restrain trade, unless the FDIC determines that the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served.

         The Bank Merger Act provides that a transaction approved by the FDIC may not be consummated for thirty (30) days after such approval. During such thirty (30) day period, the United States Department of Justice may commence such legal action challenging the transaction under the anti-trust laws. If the Justice Department does not commence a legal action during such period, the transaction may be consummated and the Justice Department may not thereafter challenge the transaction except in an action commenced under Section 2 of the Sherman Anti-Trust Act.

         Consummation of the transaction also is subject to the separate approval of the Office of Financial Institutions of the State of Louisiana and the Board of Governors of the Federal Reserve System.

         Hancock and First State Bank believe that the transaction will be approved by the FDIC, FRB, and the Louisiana Office of Financial Institutions and is not subject to challenge by the Justice Department under the anti-trust laws. However, there can be no assurance that these agencies will concur in this assessment.

RESALES OF HANCOCK STOCK BY AFFILIATES

         The Hancock Common Stock to be issued in connection with the Merger has been registered under the Securities Act of 1933 (the "Securities Act") and will be freely transferable, except for shares received by persons deemed to be "affiliates" of First State Bank at the time of the Special Meeting.
Affiliates of First State Bank are generally defined as persons who control, are controlled by, or are under common control with First State Bank. Affiliates of First State Bank may not sell, pledge, transfer, or otherwise dispose of the Hancock Common Stock issued to them in exchange for their First State Bank Common Stock except pursuant to an effective Registration Statement under the Securities Act covering such shares, or in compliance with Rule 145 under the Securities Act or other applicable exemption from the registration requirements of the Securities Act. In addition, the Securities and Exchange Commission's administrative policy regarding the use of pooling-of-interests accounting treatment (see "-- Accounting Treatment") requires that affiliates of First State Bank not dispose of any shares of Hancock Common Stock received in the Merger until the combined financial results of at least thirty (30) days of post-merger operations of Hancock and First State Bank have been made publicly available. Hancock expects to make such combined results publicly available as soon as reasonably practicable. The Agreement provides that First State Bank will use its best efforts to cause each of its affiliates to deliver to Hancock, not later than thirty (30) days prior to the Effective Date, an affiliate agreement in which such person undertakes to be bound by the foregoing restrictions. The stock certificates representing Hancock Common Stock issued to First State Bank affiliates in the Merger may bear a legend restricting transfer except in compliance with the Securities Act.

DISSENTERS' RIGHTS

         Louisiana law governs the rights of dissenting stockholders. Holders of shares who vote against the Merger and who comply with the procedural requirements of the Louisiana Revised Statutes 6:376 will be entitled to receive payment of the fair cash value of their shares as of the day before the date of the Special Meeting, as determined by agreement between the stockholder and Hancock or by a court of competent jurisdiction if the stockholder and Hancock are unable to agree upon the fair cash value, if the Merger is approved by less than eighty percent (80%) of First State Bank's total voting power. If the Merger is approved by eighty percent (80%) or more of First State Bank's total voting power, Louisiana Revised Statutes 6:376 does not afford any dissenter's rights. A copy of this provision is reproduced as Exhibit "B". Set forth below is a summary of the rights of dissenting First State Bank stockholders under Louisiana law, which is qualified in its entirety by reference to Exhibit "B".

         To exercise the right of dissent, a stockholder must (1) file with First State Bank a written objection to the Merger prior to or at the Special Meeting and (2) vote his shares (in person or proxy) against the Merger at the Special Meeting. Neither a vote against the Merger nor a specification and a proxy to vote against the Merger will in and of itself constitute the necessary written objection to the Merger. Moreover, by voting in favor of, or abstaining from voting on the Merger, or by returning the enclosed proxy without instructing the proxy holder to vote against the Merger, a stockholder waives his rights under Section 376.

         If the Merger is approved by less than eighty percent (80%) of First State Bank's total voting power, then promptly after the Effective Date of the Merger, Hancock will give written notice of the consummation of the Merger by registered mail to each stockholder of First State Bank who filed a written objection to the Merger and voted against it. Such notice will state only that such Merger has been consummated and will not repeat the requirements stated herein for perfecting dissenters' rights. Within twenty (20) days after the date of mailing of such notice, the stockholder must file with Hancock a written demand for payment for his shares at their cash value as of the day before the date of the Special Meeting at which he voted against the Merger and must state the amount demanded and a post office address to which Hancock may reply. The stockholder must also deposit the certificate(s) representing his shares of stock of First State Bank in escrow with a chartered bank or trust company located in the Parish of the registered office of First State Bank.
The registered office of First State Bank is located in East Baton Rouge Parish, Louisiana. With the above mentioned demand, the stockholder must also deliver to Hancock the written acknowledgement of such bank or trust company that it holds a certificate(s), duly endorsed and transferred to Hancock, upon the sole condition that the certificate(s) will be delivered to Hancock upon payment of the value of the shares in accordance with Section 376. Unless the stockholder objects to or votes against the Merger, demands payment, deposits his certificates and delivers the required acknowledgement in accordance with the aforementioned procedures and within the time period set forth above, the stockholder shall conclusively be presumed to have acquiesced in the Merger and shall lose any right to seek payment pursuant to Section 376.

         If Hancock does not agree to the amount demanded by the stockholder, or does not agree that payment is due, it will, within twenty (20) days after receipt of such demand and acknowledgement, notify such stockholder in writing of either (1) the amount it will agree to pay or (2) that it does not believe that any payment is due. If the stockholder does not agree to accept the offered amount, or disagrees with Hancock's assertion that no payment is due, the stockholder must, within sixty (60) days after the receipt of such notice, file suit against Hancock in the District Court for the Parish of East Baton Rouge for a judicial determination of the fair cash value of the shares. Any stockholder entitled to file such suit may, within such sixty (60) day period, but not thereafter, intervene as a plaintiff in any such suit filed against Hancock by another stockholder of First State Bank for a judicial determination of the fair cash value of such other stockholders' shares. If a stockholder fails to bring or to intervene in such a suit within the applicable sixty (60) day period, the stockholder will be deemed to have consented to accept Hancock's statement that no payment is due or, if Hancock does not contend that no payment is due, to accept the amount specified by Hancock in its notice of disagreement.

         When the fair value of the shares has been agreed upon between the stockholder and Hancock or when Hancock has become liable for the value demanded by the stockholder because of its failure to give notice of disagreement and of the value it will pay or when the stockholder has become bound to accept the value Hancock agrees is due because of his failure to bring suit within sixty days after receipt of Hancock's notice of disagreement, the action of the stockholder to recover such value must be brought within five years from the date the value was agreed upon or the liability of Hancock became fixed.

         If Hancock, in its notice of disagreement, offered to pay the dissatisfied stockholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied stockholder, Hancock deposits with the court the amount, if any, which it specified in its notice of disagreement then the cost of the suit or intervention will be charged to the stockholder if the amount finally awarded to the stockholder, exclusive of interests and costs, is equal to or less than the amount so deposited; otherwise, the cost and judicial interest on the amount of the award in excess of the amount so deposited, will be charged to Hancock.

         Upon filing a demand for the value of his shares, a stockholder ceases to have any rights of a stockholder except the rights created by Section 376. The stockholders demand may be withdrawn voluntarily at any time before Hancock gives it's notice of disagreement, but thereafter only with the written consent of Hancock. If withdrawn, or if the stockholder otherwise loses his dissenters' rights, such stockholder will be restored to his rights as a stockholder of Hancock as of the time of filing of his demand for value.

         Prior to the Special Meeting, dissenting stockholders' of First State Bank should send any communication regarding their rights to Rufus D. Hayes, Secretary, First State Bank & Trust Company of East Baton Rouge Parish, Post Office Box 487, Baker, Louisiana 70714. Between the date of the Special Meeting and the Effective Date of the Merger any communications regarding dissenters rights should also be addressed by the stockholders to Rufus D. Hayes, Secretary, First State Bank & Trust Company of East Baton Rouge Parish, Post Office Box 487, Baker, Louisiana 70714. On or after the Effective Date of the Merger, dissenting stockholders should send any communication regarding their rights to Charles A. Webb, Jr., Secretary, Hancock Holding Company, Post Office Box 4019, Gulfport, Mississippi 39502. All communications of dissenting stockholders should be signed by or on behalf of the dissenting stockholder in the form in which the stockholders' shares are registered on the books of First State Bank.

ACCOUNTING TREATMENT

         It is expected that the Merger will be accounted for under the pooling-of-interests accounting method. Under the pooling-of- interests method, the historical basis of the assets and liabilities of First State Bank will be combined with the assets and liabilities of Hancock Bank LA as of the Effective Date, as if they had historically been combined. In connection therewith, if requested by Hancock, Hancock shall have received, on or before the Closing Date, a letter from Deloitte & Touche (or any other accountants of Hancock's choosing) dated as of the Closing Date as to whether the transactions contemplated by the Agreement should appropriately be treated by Hancock as a "pooling-of-interests" for accounting purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Because of the complexities of the federal, state and local income tax laws, it is recommended that the First State Bank stockholders consult their own advisors concerning the specific tax consequences to them of the transactions, including the applicability and effect of federal, state, local and other tax laws.

         The following is a brief summary of the material federal income tax consequences of the Agreement and the Merger. This summary does not purport to cover all federal income tax consequences, and does not contain information with respect to state, local or other tax laws.

         Neither Hancock nor First State Bank has requested or will receive an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger. If requested by Hancock, Heidelberg & Woodliff, P.A. shall render an opinion to Hancock and First State Bank concerning certain federal income tax consequences of the proposed transaction under federal income tax law. If given, it shall be such firms opinion that, based upon the assumption that the transaction is consummated in accordance with Louisiana law and certain other customary assumptions and representations made by management of Hancock and First State Bank, the transaction will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, (the "Code") and therefore will have the following federal income tax consequences to the First State Bank stockholders:

         1. The Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

         2. No gain or loss will be recognized by a stockholder of First State Bank upon the exchange of First State Bank Common Stock solely for shares of Hancock Common Stock. (Section 354(a)).

         3. The basis of the Hancock Common Stock received by a stockholder of First State Bank upon the exchange of First State Bank Common Stock for shares of Hancock Common Stock will, in each case, be the same as the basis of the First State Bank Common Stock surrendered in exchange therefore. (Section 358(a)(1)).

         4. The holding period of the Hancock Common Stock received by a stockholder of First State Bank receiving Hancock Common Stock will, in each case, include the period during which the First State Bank Common Stock surrendered in exchange therefore was held (provided that such common stock of First State Bank was held by such stockholder as a capital asset at the time of the transaction). (Section 1223(1)).

         5. Cash, if any, received by a stockholder of First State Bank in lieu of a fractional share interest of Hancock Common Stock will be treated as having been received as a distribution in redemption of the fractional share interest to which the stockholder would otherwise be entitled, and will be subject to the provisions and limitations of Section 302 of the Code. Where such exchange qualifies under Section 302(a), such stockholder will realize and recognize a capital gain or loss assuming the First State Bank Common Stock was held as a capital asset in such stockholder's hand at the time of the Merger.

         The above federal tax consequences do not apply to any stockholders of First State Bank who exercise their dissenters rights and receive only cash in exchange for their shares of First State Bank Common Stock. Such stockholders will be treated as having received a distribution in redemption of their shares, which will result in such stockholders realizing income for federal income tax purposes. Any stockholder of First State Bank exercising dissenters' rights is advised to consult his own tax advisor.

         If given, the Heidelberg & Woodliff, P.A. tax opinion will not address any state, local, or other tax consequences of the proposed transaction. First State Bank stockholders should consult their own tax advisors with respect to the tax consequences of the proposed transaction to them individually, including tax consequences under state or local law.

EXPENSES

         Generally, all accounting, legal and other costs, fees and expenses incurred in connection with the Agreement and Merger will be paid by the party incurring such expense, except that Hancock will bear all costs and fees related to regulatory approval and the Securities and Exchange Commission registration and First State Bank will bear all costs related to conducting the Special Meeting and obtaining stockholder approval.

                           INFORMATION ABOUT HANCOCK

         Hancock Holding Company ("Hancock") is a multi-bank holding company headquartered in Gulfport, Mississippi with total consolidated assets of approximately $1,821 million at December 31, 1993. Hancock operates a total of 54 banking offices and 80 automated teller machines in the States of Mississippi and Louisiana through two wholly owned bank subsidiaries, Hancock Bank, Gulfport, Mississippi, organized in 1899 ("Hancock Bank MS") and Hancock Bank of Louisiana, Baton Rouge, Louisiana, organized in August 1990 ("Hancock Bank LA").

         Both Hancock Bank MS and Hancock Bank LA are community oriented and focus primarily on offering commercial, consumer and mortgage loans and deposit services to individuals and small to middle market businesses in their respective market areas. Hancock's operating strategy is to provide its customers with the financial sophistication and breath of products of a regional bank while successfully retaining the local appeal and level of service of a community bank.

         Hancock has expanded its market area through a series of mergers and branch and deposit acquisitions. Beginning with the 1985 acquisition of the Pascagoula-Moss Point Bank in Pascagoula, Mississippi ("PMP"), Hancock has assumed approximately $556.2 million in deposit liabilities and acquired approximately $611.9 million in assets through acquisitions or purchase and assumption transactions involving three (3) commercial banks, one (1) savings association and one (1) savings association branch.

         The majority of Hancock's acquisition activity occurred in 1990 and 1991, beginning with the June 1990, merger of Metropolitan National Bank ("MNB") into Hancock Bank MS. At the time of its acquisition, MNB had total assets of approximately $98.8 million and total deposit liabilities of approximately $95.1 million.

         Also in June of 1990, pursuant to a Purchase and Assumption Agreement, Hancock Bank MS acquired the Poplarville, Mississippi branch of Unifirst Bank for Savings from the Resolution Trust Corporation ("RTC"). The acquisition increased Hancock's total assets by approximately $7.8 million and its total deposit liabilities by approximately $7.4 million.

         In August 1990, Hancock formed Hancock Bank LA for the purpose of assuming the deposit liabilities and acquiring the consumer loan portfolio, corporate credit card portfolio and non-adversely classified securities portfolio of AmBank, Baton Rouge, from the FDIC. As a result of the transaction, Hancock Bank LA acquired fifteen (15) branch locations in the greater Baton Rouge area, approximately $337.5 million in assets and approximately $300.9 million in deposit liabilities.

         In August 1991, Hancock Bank MS acquired certain assets and deposit liabilities of Peoples Federal Savings Association, Bay Saint Louis, Mississippi, from the RTC. As a result of the transaction, Hancock acquired assets of approximately $39.0 million and deposit liabilities of approximately $38.5 million.

         Hancock's regulatory capital at December 31, 1993, both on a historical basis and after giving pro forma effect to the Merger, as of that date, substantially exceeds all current minimum regulatory requirements.

         Additional information concerning Hancock's business, and information concerning the principal holders of Hancock Common Stock, the directors and executive officers of Hancock, executive compensation, and certain relationships and related transactions is contained in the Annual Report on Form 10-K of Hancock for the year ended December 31, 1993 (the "Hancock 10-K") and, in the Proxy Statement for the February 24, 1994 Annual Meeting of Stockholders of Hancock (incorporated into the Hancock 10-K by reference). All of such information is hereby incorporated into this Prospectus/Proxy Statement by reference.

              PRICE RANGE OF AND DIVIDENDS ON HANCOCK COMMON STOCK

         Hancock's Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market System under the symbol "HBHC". The following table sets forth the per share high and low last sale prices of Hancock Common Stock as reported on the NASDAQ National Market System. These prices do not reflect retail mark-ups, mark-downs or commissions.


                   HIGH BID          LOW BID         CASH
                    OR LAST          OR LAST       DIVIDENDS
                  SALE PRICE       SALE PRICE        PAID
                  ----------       ----------        ----
1992

1st Quarter         $22.75           $19.75          $0.15
2nd Quarter         $25.00           $20.50          $0.15
3rd Quarter         $27.75           $24.75          $0.15
4th Quarter         $30.75           $24.75          $0.23


1993

1st Quarter         $28.75           $28.25          $0.17
2nd Quarter         $35.00           $30.50          $0.17
3rd Quarter         $32.75           $28.75          $0.17
4th Quarter         $34.50           $32.00          $0.39




         The initial public announcement of the Letter of Intent was made on November 18, 1993. On November 17, 1993, the reported closing sales price of Hancock Common Stock was $34.00 dollars. As of November 30, 1993, the parties entered into the Agreement. On November 29, 1993, the reported closing sales price was $33.50 dollars. On April ______,

1994 {1 day prior to date of proxy materials} the reported closing sales price was ______ dollars. On ___________, 1994, Hancock's 7,177,966 outstanding shares were owned by _______ stockholders of record.

         As a bank holding company, Hancock depends on dividend payments from its subsidiary banks in order to meet its obligations and to pay dividends. The payment of dividends from the banks to Hancock is regulated and restricted by the bank's primary regulators. Information about restrictions on the ability of Hancock to pay dividends is contained in Item 1 of the Hancock 10-K under the caption "Federal Regulation", which information is incorporated herein by reference.

                       INFORMATION ABOUT FIRST STATE BANK

BUSINESS

         First State Bank is a Louisiana state bank engaged in business as a commercial bank in East Baton Rouge Parish, Louisiana. First State Bank was organized in 1960 and currently maintains its headquarters in Baker, Louisiana. In addition, First State Bank currently operates three (3) full service branches in East Baton Rouge Parish.

         As of December 31, 1993, First State Bank had total assets of approximately $82 million and 52 full time equivalent employees.

PROPERTIES

         First State Bank's main office is located at 3033 Ray Weiland, Baker, Louisiana in a 11,250 square foot facility which is owned fee simple. First State Bank also owns a 3,150 square foot branch facility located at 11659 Plank Road; a 3,180 square foot branch facility located at 13585 Hooper Road in Baton Rouge; and currently leases a 2,370 square foot branch facility located at 15016 Florida Blvd. in Baton Rouge.

COMPETITION

         First State Bank encounters vigorous competition in its market area from a number of sources, including bank holding companies and commercial banks, thrift institutions, other financial institutions and financial intermediaries. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. First State Bank competes in the East Baton Rouge Parish market with other banks and financial institutions, many or all of which have greater financial resources than First State Bank. At December 31, 1993, there were approximately 115 commercial bank branches, 10 savings bank branches, and 40 credit union branches competing in East Baton Rouge Parish.

         First State Bank provides a full range of competitive retail and commercial banking services. The deposit services offered include various types of personal and business checking accounts, savings accounts, money market investment accounts, certificates of deposits, automated teller machines networking into retail teller systems and retirement accounts. Lending services include consumer loans, various types of mortgage loans for residential and commercial, personal lines of credit, home equity loans, credit cards, commercial loans to small and medium size businesses and professional organizations, and letters of credit. First State Bank provides drive-through facilities for customer convenience and night depository boxes. First State Bank also offers safe deposit box facilities, cashiers checks, money orders, travelers check, U.S. Saving Bonds, bank-by-mail and wire transfers. First State Bank does not offer trust services, although it does have limited trust powers.

LEGAL PROCEEDINGS

         First State Bank is not a party to any material legal proceeding other than ordinary routine litigation incidental to its business.

MANAGEMENT

         Set forth in the following table is certain information regarding the directors and executive officers of First State Bank as of December 31, 1993:

                                                                    No. of Shares             Percent of
Name and Address          Age     Office and Principal Occupation   Beneficially Owned        Common Stock
- ----------------          ---     -------------------------------   ------------------        ------------
W. R. Allison             67      President of Merchants            1,441                     2.4953%
155 Bayou Circle                  Bank & Trust Co.,
Gulfport, MS  39501               Bay Saint Louis, MS

Guy C. Billups, Jr.       66      Chairman of the Board of          20,995.75                 36.3563%
124 Allen Drive                   Merchants Bank & Trust Co.,
Gulfport, MS  39507               Bay Saint Louis, MS

Guy C. Billups, III       36      Bank Officer of                   2,177                     3.7697%
13863 Gulfhaven Road              Merchants Bank & Trust Co.,
Gulfport, MS  39503               Bay Saint Louis, MS

A. T. Furr, Jr.           71      Real Estate Investor              934                       1.6173%
7125 Kent Drive
Baker, LA  70714

T. A. Gay                 61      President of First State          2,092                     3.6225%
619 Chaleur                       Bank
Baker, LA  70714

Rufus D. Hayes            80      Administrative Law Judge          770                       1.3333%
6111 Krista Lane
Baton Rouge, LA  70808

J. C. Keller, Sr.         68      Retired Oil Distributor           100                       .1732%
3536 Buffwood Drive
Baker, LA  70714

Mansel S. Slaughter       76      Cattle Rancher                    100                       .1732%
16455 Twin Oaks Drive
Baker, LA  70714

B. M. Stone, Jr.          75      Retired Pharmacist                275                       .4762%
509 Oak Street
Picayune, MS  39466

Kelley W. Sharpe          45      Senior Vice President of          -                         -
3512 Monticello Blvd.             First State Bank
Baton Rouge, LA  70808

Steve G. Stein            36      Vice President of First           -                         -
3806 Epperson Street              State Bank
Baker, LA  70714

         Prior to March 9, 1993, directors were paid $300 for attendance at each meeting of the Board of Directors and effective March 9, 1993 directors were paid $400 for attendance at each meeting of the Board of Directors. The Secretary of the Board prior to March 9, 1993 was paid $350 for attendance at each meeting of the Board of Directors and subsequent to March 9, 1993 receives $450 for attendance at each meeting of the Board of Directors.

         No officer of First State Bank received an annual salary and bonus exceeding $100,000. Non-cash compensation did not exceed ten percent (10%) of any such officers cash compensation.

EMPLOYEE BENEFIT PLANS

         Employees of First State Bank are entitled to paid vacation and paid sick leave and receive benefits under the Bank's group medical, life and disability insurance plans. The Bank also maintains a 401-k retirement plan for eligible employees who have reached age 18. The plan allows First State Bank employees to elect to defer up to ten percent (10%) of his or her total compensation, including, overtime, commissions and bonuses. In addition, First State Bank will make a matching contribution equal to 100% of the employees deferral up to a maximum of five percent (5%) of his or her total compensation. First State Bank can also make discretionary contributions to the plan, which amounts can vary year to year. Contributions to the plan by First State Bank in 1993 amounted to $63,653 dollars.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         No established market for First State Bank Common Stock exists. Its shares are held by approximately 85 stockholders. First State Bank shares are not traded on any exchange. While First State Bank is aware of the existence of transactions in its common stock in 1992 and 1993, the only transaction for which it has information concerning the price at which the common stock was transferred was for 33 shares which transferred in the third quarter of 1992 at a price of $50 dollars per share.

         It has been the practice of First State Bank to pay cash dividends of $6.00 per share each year beginning in 1991. The amount of dividends, if any, that may be declared by First State Bank if the Merger is not consummated will necessarily depend on many factors, including earnings, capital and regulatory requirements and business conditions as they effect First State Bank.

                    FIRST STATE BANK MANAGEMENT'S DISCUSSION
                      AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

         First State Bank results of operations are primarily affected by its net interest income. Net interest income is defined as interest and fees on investments and loans, less interest expense on deposits. Interest from investments and loans is a function of the average balance of the principal outstanding during the period and the average rates earned. First State Bank's cost of funds is a function of the average rates paid on such deposits. Gains or losses on investments and loans also affect income. First State Bank's net income is further affected by the level of various overhead expenses such as employee compensation and benefits, occupancy costs, and insurance.

INTEREST RATE SENSITIVITY

         The relationship between earning assets and interest-bearing liabilities that are considered to be interest rate sensitive within given maturity ranges is called the asset or liability funding gap, depending on whether such earning assets exceed or are exceeded by interest-sensitive liabilities.


         As a policy, budgeted financial goals are monitored on a quarterly basis by First State Bank's Asset/Liability Management Committee, and ultimately the Board of Directors where the actual dollar change in net interest income, given different interest rate movements, is reviewed. Certain parameters have also been established by the Board of Directors which are monitored by the Asset/Liability Management Committee on a quarterly basis.
The analysis on the following page indicates the detailed rate sensitivity of earning assets and interest-bearing liabilities as of December 31, 1993, and the cumulative rate sensitivity as of December 31, 1992 and 1991.

                       INTEREST RATE SENSITIVITY ANALYSIS
                            AS OF DECEMBER 31, 1993
                             (AMOUNTS IN THOUSANDS)

                                                       REPRICING WITHIN
                                      ---------------------------------------------------
                                         0-90                91-365               OVER 1
                                         DAYS                 DAYS                 YEAR                 TOTAL
                                         ----                 ----                 ----                 -----
EARNING ASSETS
        Loans                         $  2,595             $  4,845              $  6,990              $14,430
        Investment
          Securities                     5,267                1,327                44,048               50,642
        Funds Sold                      12,205                 -                      -                 12,205
                                      --------             --------              --------              -------

Total earning assets                  $ 20,067             $  6,172              $ 51,038              $77,277
                                      ========             ========              ========              =======



INTEREST-BEARING
LIABILITIES
        Interest-bearing
          deposits                    $ 43,496             $  7,984              $  2,432              $53,912
                                      --------             --------              --------              -------
Total interest-bearing
  liabilities                         $ 43,496             $  7,984              $  2,432              $53,912
                                      ========             ========              ========              =======


Interest-sensitivity
  gap                                 $(23,429)            $ (1,812)             $ 48,606              $23,365
                                      ========             ========              ========              =======

Cumulative gap at
  12-31-93                            $(23,429)            $(25,241)             $ 23,365
                                      ========             ========              ========

Cumulative gap at
  12-31-92                            $(22,625)            $(24,506)             $ 23,231
                                      ========             ========              ========

Cumulative gap at
  12-31-91                            $(23,576)            $ (9,037)             $(49,023)
                                      ========             ========              ========



LIQUIDITY

         The purpose of liquidity is to insure that there is sufficient cash flow to satisfy demands for credit, deposit withdrawals and other banking needs. Traditional sources of liquidity include asset maturities, and growth in core deposits. Other sources of available funding include wholesale purchased liabilities such as negotiable certificates of deposit, federal funds purchased, and securities sold under agreements to repurchase. Liquidity has not been a problem during this period of slow loan growth, nor does management expect it will be as the economy expands due to the bank's high liquidity position. The loan to deposit ratio at December 31, 1993 and 1992 was 20.8% and 21.8% respectively.

CAPITAL RESOURCES

         Consistent with the objective of operating a sound financial organization, First State Bank's capital ratios are among the highest in the nation as reported by Sheshunoff Information Services, Inc. and the Uniform Bank Performance Report. The current rate of internal capital generation appears adequate to support future asset growth. The rate of internal capital generation was 11.7% in 1993, compared to 10.3% in 1992.

         Regulatory agencies measure capital adequacy with a framework that makes capital requirements sensitive to the risk profiles of individual banks. The guidelines define capital as either Tier 1 (primarily shareholders' equity) or Tier 2 (certain debt instruments and a portion of the reserve for loan losses). First State Bank is subject to a minimum Tier 1 capital to risk-weighted assets ratio of 4% and a total capital (Tier 1 plus Tier 2 ) to risk-weighted assets ratio of 8%. The FDIC has also established an additional capital adequacy guideline referred to as the Tier 1 leverage ratio that measures the ratio of Tier 1 capital to average quarterly assets. The most highly rated banks will be required to maintain a minimum Tier 1 leverage ratio of 3%. The required ratio will be based on the FDIC's assessment of the individual bank's asset quality, earnings performance, interest-rate risk and liquidity. Banks experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires the establishment of a capital-based supervisory system of prompt corrective action for all depository institutions. The FDIC's implementation of FDICIA defines "well capitalized" institutions as those whose capital ratios equal or exceed the following minimum ratios: Tier 1 Capital Ratio of 6%, Total Risk-Based Ratio of 10%, and a Tier 1 Leverage Ratio of 5%. At December 31, 1993, First State Bank's Tier 1 Capital, Total Risk-Based Capital and Tier 1 Leverage Ratios were 26.49%, 26.06% and 14.07%, respectively. These ratios are well above the "well capitalized" ratios as defined by FDICIA.

INTEREST INCOME

         Total interest income decreased 10.6% in 1993 compared to a 10.1% decrease in 1992, and a 4.7% decrease in 1991. The decreases are a result of falling interest rates and slow loan demand. Interest and fees earned on loans decreased 11.6% in 1993 compared to a 10.2% decrease in 1992 and a 11.9% decrease in 1991. Interest earned on investment securities decreased 7.3% in 1993 compared to a 11.3% decrease in 1992 and a 1.6% increase in 1991.

INTEREST EXPENSE

         Total interest expense decreased 24.5% in 1993 compared to a 35.2% decrease in 1992 and a 17.5% decrease in 1991. The significant fall in interest rates during these years contributed to the decrease in interest expense. The net interest margin (tax equivalent net interest divided by average earning assets) was 4.47% in 1993, 4.63% in 1992 and 4.19% in 1991.

NET INTEREST INCOME

         Net interest income on a fully taxable equivalent basis is influenced primarily by changes in (1) the volume and mix of earning assets and sources of funding; (2) market rates of interest; and (3) income tax rates. The impact of some of these factors can be controlled by management policies and actions. External factors also can have a significant impact on changes in net interest income from one period to another. Some examples of such factors are: (1) the strength of credit demands by customers; (2) Federal Reserve Board monetary policy; and (3) fiscal and debt management policies of the federal government, including changes to tax laws.

NON-INTEREST INCOME AND EXPENSE

         Non-interest income increased 78.5% in 1993 compared to a 128.5% increase in 1992 and a 13.1% increase in 1991. Charges for deposit services showed a 5.9% increase in 1993. A write down of $425,000 in 1991 on a Louisiana Housing Finance bond contributed to the large difference between 1991 and 1992, while a gain on the sale of $550,000 on the same bond was responsible for the large increase in 1993.

         Non-interest expense, excluding the provision for possible loan losses, decreased 0.2% in 1993, compared to a 4.4% increase in 1992 and a 8.6% increase in 1991.

         The FDIC has approved the implementation of a risk-related system that will place each financial institution in one of nine risk categories based on their level of capital and supervisory rating. There is an eight basis point spread between the highest and lowest premium ratio, where well-capitalized institutions with the highest supervisory rating will pay 0.23% of deposits and under- capitalized institutions with the lowest supervisory rating will pay 0.31%. Based on First State Bank's risk classification for deposit insurance premium assessments, First State Bank will pay deposit insurance premiums equal to 0.23% of deposits for the first six months of 1994.

PROVISION FOR LOAN LOSSES

         The provision for loan losses, representing amounts charged against operating income, increased 122.1% in 1993 compared to a 5.6% increase in 1992 and a 21.5% increase in 1991. The increase in 1993 was due to a loss on one large commercial loan. Management regularly monitors the allowance for possible losses. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

         Periodically during the year management estimates the level of future losses to determine whether the allowance for loan losses is adequate to absorb reasonably anticipated losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb future losses.

         Management's judgement as to the level of future losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers, an evaluation of the existing relationships among loans, potential loan losses and the present level of the allowance, results of examinations of the loan portfolio by regulatory agencies, and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral.

         It should be understood that estimates of future loan losses involve an exercise of judgement. While it is possible that in particular periods First State Bank may sustain losses which are substantial relative to the allowance for loan losses, it is the judgement of management that the allowance for loan losses reflected in the statements of condition is adequate to absorb probable losses in the existing loan portfolio.

         Management does not believe that there is a concentration of loans to a multiple number of borrowers engaged in similar activities.

NET INCOME

         Net income was 21.9% higher in 1993 than in 1992, 96.5% higher in 1992 than in 1991, and 54.4% higher in 1991 than in 1990. The increase in 1992 was due primarily to the nonrecurring write-down in the securities portfolio during 1991.

IMPACTS OF INFLATION AND CHANGING PRICES

         The financial statements and related data have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

         Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction nor with the same magnitude as the prices of goods and services since such prices are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of First State Bank's assets and liabilities are critical to the maintenance of desired performance levels.

PROBLEM ASSETS AND ASSET CLASSIFICATION

         Loans are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, the collection of additional interest is doubtful. Generally, this occurs when either principal or interest is 90 days or more past due. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

         Real estate acquired by First State Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair value less estimated cost to sell. Any write-down of the property is charged to the allowance for losses.

         The following table presents information concerning loans with risk elements. Risk elements include (1) loans accounted for on a non-accrual basis, (2) accruing loans which are contractually past due 90 days or more as to principal or interest payments, (3) loans not included above which are "troubled debt restructurings," and (4) real estate acquired through foreclosures or repossessions.

                              NONPERFORMING ASSETS
                         DECEMBER 31, 1993, 1992, 1991
                             (AMOUNTS IN THOUSANDS)

                                                         1993            1992            1991
                                                         ----            ----            ----
Nonperforming loans:
     Loans accounted for on a non-accrual
       basis                                             $193              $-              $-
     Accruing loans which are contractually
       past due 90 days or more as to
       principal or interest payments                       -               -               -
     Restructured loans (exclusive of
       non-accrual loans and loans past
       due 90 days or more)                                 -               -               -
     Real estate acquired through foreclosure
       or repossessions                                     -              40             297
                                                         ----              --             ---

TOTAL                                                    $193             $40            $297
                                                         ====             ===            ====





ALLOWANCE FOR LOSSES ON LOANS AND REAL ESTATE

         In making loans, First State Bank recognizes that credit losses will be experienced and that the risk of loss will vary with the type of loan being made, the credit worthiness of the borrower over the term of the loan, and, in the case of a secured loan, the quality of the security for the loan.

         It is management's policy to maintain an adequate allowance for estimated losses on loans and real estate acquired. Such allowance is based on estimates of the historical loan loss experience, evaluation of economic conditions in general and in various sectors of First State Bank's customer base, and periodic reviews of loan portfolio quality by First State Bank's personnel. A specific allowance will be provided for individual loans where the ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the loan or guarantees, if applicable.

         The following analysis sets forth information with respect to First State Bank's loan loss experience and loan loss allowance for the periods indicated.




                        ANALYSIS OF LOAN LOSS EXPERIENCE
                         DECEMBER 31, 1993, 1992, 1991
                             (AMOUNTS IN THOUSANDS)

                                             1993         1992         1991
                                             ----         ----         ----
ALLOWANCE FOR LOAN LOSSES:
Balance at beginning of year                 $296         $226         $218

Loans charged off:
      Real Estate                              51           45           61
      Consumer                                  9            7           39
      Commercial                              298            1            4
                                             ----         ----         ----

Total                                         358           53          104
                                             ----         ----         ----

Recoveries:
      Real Estate                               0            8            0
      Consumer                                  1            1            5
      Commercial                                0            1            0
                                             ----         ----         ----

Total                                           1           10            5
                                             ----         ----         ----

Net loans charged off:
      Real Estate                              51           37           61
      Consumer                                  8            6           34
      Commercial                              298            0            4
                                             ----         ----         ----

Total                                         357           43           99
                                             ----         ----         ----

Provisions charged to expense                 251          113          107
                                             ----         ----         ----

Balance at end of year                       $190         $296         $226
                                             ====         ====         ====

Net charge-offs as percent of average
  loans outstanding during the period        2.54%         .30%         .70%

                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                         DECEMBER 31, 1993, 1992, 1991
                             (AMOUNTS IN THOUSANDS)

                               1993                         1992                              1991
                       ---------------------       -----------------------         ---------------------------
                       Amount     % of Total       Amount       % of Total         Amount           % of Total
                       ------     ----------       ------       ----------         ------           ----------
Balance at end
of period:

       Real Estate       $116         61%           $186             63%             $136               60%
       Consumer            23         12%             27              9%               20                9%
       Commercial          51         27%             83             28%               70               31%
                         ----        ---            ----            ---              ----              ---

TOTAL                    $190        100%           $296            100%             $226              100%
                         ====        ===            ====            ===              ====              ===


RECENT CHANGES IN FINANCIAL ACCOUNTING STANDARDS

         Effective January 1, 1993, First State Bank changed its method of accounting for income taxes from the deferred method to the liability method as required by Statement of Financial Accounting Standards No. 109. Prior years have not been restated. The cumulative effect of this accounting change did not have a significant effect on First State Bank's financial statements and was recorded in income tax expense in the year ended December 31, 1993.

         The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112, Employers' Accounting for Post Employment Benefits which requires the accrual of certain post employment benefits other than pension and health care. First State Bank does not anticipate that the adoption of this Statement in 1994 will have a significant effect on its financial condition or results of operations.

         The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of Certain Loans, which requires the present value of expected future cash flows of impaired loans be discounted at the loan's effective interest rate. First State Bank does not anticipate that the adoption of this Statement in 1995 will have a significant effect on its financial condition or results of operations.

         The Financial Accounting Standards Board has issued Statement of Financial Standards No. 115 Accounting for Certain Investments in Debt and Equity Securities which is effective in 1994. This Statement requires the investment portfolio to be classified into one of three reporting categories: held-to-maturity, available-for-sale, or trading. First State Bank has not yet completed its review of Statement No. 115 relative to its securities portfolio but does not believe that the adoption of the Statement will have a material effect on its financial statements.

                   PRINCIPAL STOCKHOLDERS OF FIRST STATE BANK

         The close of business on ________, 1994 is the date of record for determining the stockholders entitled to vote at the Special Meeting. On the Record Date, First State Bank had 57,750 shares of common stock issued and outstanding. The $10.00 par value common stock is the only class of voting securities issued and outstanding by First State Bank. Each share entitles its holder to one (1) vote upon each matter submitted to a stockholder vote.

         The following table sets forth certain information concerning the beneficial owners of more than five percent (5%) of First State Bank's outstanding common stock, as of December 31, 1993.

             Name and Address                  Amount and Nature of                Percent of
            of Beneficial Owner                Beneficial Ownership                   Class
            -------------------                --------------------                ----------
            Guy C. Billups, Jr.
            124 Allen Drive
            Gulfport, MS  39507                  20,995.75 shares                   36.3563%

            Jane M. Jones
            701 Rue Cannes
            Hammond, LA  70403                   3,897.50 shares                    6.7489%




                      DESCRIPTION OF HANCOCK COMMON STOCK

AUTHORIZED AND OUTSTANDING COMMON STOCK

         The Amended and Restated Articles of Incorporation (the "Articles") of Hancock authorize the issuance of 20,000,000 shares of Common Stock, par value $3.33 per share ("Hancock Common Stock"). On December 31, 1993, there were 7,177,966 shares of Hancock Common Stock outstanding.

VOTING RIGHTS

         The holders of Hancock Common Stock are entitled to one vote for each share of Hancock Common Stock held. Holders of Hancock Common Stock do not have cumulative voting rights in the election of directors.

DIVIDEND RIGHTS

         The holders of Hancock Common Stock are entitled to receive such dividends as may be declared, from time to time, by the Board of Directors out of funds legally available therefore. Substantially all of the funds available to Hancock for payment of dividends on the Hancock Common Stock are derived from dividends paid by Hancock Bank MS and

Hancock Bank LA. The payment of dividends by Hancock is subject to the restrictions of Mississippi law applicable to the declaration of dividends by a business corporation. Under such provisions, no distribution may be made if, after giving it effect (1) Hancock would not be able to pay its debts as they become due in the usual course of business; or (2) Hancock's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Hancock were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distributions.

         Additionally, the Federal Reserve, in its Policy Statement on Cash Dividends Not Fully Covered by Earnings, has stated that bank holding companies should not pay dividends except out of current earnings and unless the prospective rate of earnings retention by the holding company appears consistent with its capital needs, asset quality and overall financial condition.

DIVIDEND REINVESTMENT PLAN

         Hancock maintains as Automatic Dividend Reinvestment and Stock Purchase Plan (the "DRP Plan") to provide holders of Hancock Common Stock with a convenient method of investing some or all of their cash dividends in shares of Hancock Common Stock and of making optional cash investments in additional shares of Hancock Common Stock, at market prices. The DRP Plan permits Hancock, at its election, to use shares purchased in the over-the-counter market or to use Hancock's authorized and unissued or treasury shares in order to satisfy the DRP Plan's requirements.

         Only holders of record are eligible to participate in the DRP Plan. Participants in the DRP Plan may have some or all of the cash dividends paid on their shares of Hancock Common Stock automatically reinvested in additional shares of Hancock Common Stock. Participants also may make optional cash investments (of a minimum of $50 per payment and a maximum of $5,000 per quarter) at any time.

PREEMPTIVE RIGHTS

         The holders of Hancock Common Stock do not have any preemptive or preferential right to purchase or to subscribe for any additional shares of Hancock Common Stock that may be issued.

FULLY PAID AND NONASSESSABLE

         The shares of Hancock Common Stock presently outstanding are, and those shares of Hancock Common Stock to be issued in connection with this offering will be when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

LIQUIDATION RIGHTS

         In the event of liquidation, dissolution or winding-up of Hancock, whether voluntary or involuntary, the holders of Hancock Common Stock will be entitled to share ratably in any of the net assets or funds which are available for distribution to stockholders after the satisfaction of all liabilities or after adequate provision is made therefore.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

         Hancock's Articles and Bylaws provide for indemnification by Hancock, to the fullest extent permitted by the Mississippi Business Corporation Act, of directors, officers, employees and agents for expenses, judgments, fines and amounts paid in settlement by such persons.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Hancock pursuant to the foregoing provisions, Hancock has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRANSFER AGENT AND REGISTRAR

         The registered transfer agent and registrar for the Hancock Common Stock is Hancock Bank MS, Gulfport, Mississippi.

CHANGES IN CONTROL

         Certain provisions of the Hancock's Articles and Bylaws may have the effect of preventing, discouraging or delaying any change in the control of Hancock. The classification of the Board of Directors would delay any attempt by dissatisfied stockholders or anyone who obtains a controlling interest in the Hancock Common Stock to elect a new Board of Directors. The classes serve staggered three year terms so that one-third of the directors are elected each year. These staggered terms of service may make it more difficult for Hancock's stockholders to effect a change in the majority of Hancock's directors, because replacement of a majority of the directors will normally require two annual meetings of stockholders. Accordingly, this provision also may have the effect of discouraging hostile attempts to gain control of Hancock.

         The Articles contain in Article Fifth provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving Hancock and a substantial stockholder. Mississippi law generally requires the affirmative vote of the holders of a majority of shares entitled to vote at a meeting to approve a merger, consolidation or dissolution of Hancock or a disposition of all or substantially all of Hancock's assets. The Articles require the affirmative vote of 80% of the total number of votes entitled to be cast to approve these and other significant corporate transactions ("business combinations") if a "Substantial Stockholder" (as defined) is a party to the transaction or its percentage equity interest in Hancock will be increased by the transaction. Two-thirds of the whole Board of Directors may, in all such cases, determine not to require such 80% affirmative vote, but only if a majority of the directors making such determination are "Continuing Directors" (as defined). Such determination may only be made prior to the time the Substantial Stockholder in question achieves such status. Thereafter, the effects of the provision may only be avoided by amendment of the article. The required 80% approval of any such business combination must also include at least a majority of all votes entitled to be cast with respect to voting shares not beneficially owned by any Substantial Stockholder.

         A "Substantial Stockholder" generally is defined under Article Fifth as the "beneficial owner" of 10% or more of the outstanding shares of stock of Hancock entitled to vote generally in the election of directors ("voting shares"). "Beneficial ownership" generally is defined in accordance with the definition of beneficial ownership in Rule 13d-3 under the Securities Exchange Act of 1934 and includes all shares as to which the Substantial Stockholder in question has sole or shared voting or investment power. However, for purposes of Article Fifth, a Substantial Stockholder is also deemed to own beneficially shares owned, directly or indirectly, by an "Affiliate" or "Associate" (each as defined in paragraph (c)(7) of Article Fifth) of the Substantial Stockholder, as well as (1) shares which it or any such Affiliate or Associate has a right to acquire, (2) shares issuable upon the exercise of options or rights, or upon conversion of convertible securities, held by the Substantial Stockholder and
(3) shares beneficially owned by any other person with whom the Substantial Stockholder or any of his Affiliates or Associates acts as a partnership, syndicate or other group pursuant to an agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of Hancock.

         A "business combination" subject to Article Fifth includes: a merger or consolidation involving Hancock or any of its subsidiaries and a Substantial Stockholder; a sale, lease or other disposition of a "substantial part" of the assets of Hancock or any of its subsidiaries (that is, assets constituting in excess of 10% of the book value of the total consolidated assets of Hancock) to a Substantial Stockholder; an issuance of equity securities of Hancock or any of its subsidiaries to a Substantial Stockholder for consideration aggregating $5,000,000 or more; a liquidation or dissolution of Hancock (if, as of the record date for the determination of stockholders entitled to vote with respect thereto, any person is a Substantial Stockholder); and a reclassification or recapitalization of securities (including any reverse stock split) of Hancock or any of its subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of a Substantial Stockholder in any class of equity securities of Hancock or such subsidiary.

         A "Continuing Director" is defined as one serving as a director as of January 1, 1989, or one elected or appointed prior to the time the Substantial Stockholder in question acquires such status, or one designated as a Continuing Director (prior to his initial election or appointment) by a majority of the whole Board of Directors, but only if a majority of the whole Board of Directors shall then consist of Continuing Directors, or, if a majority of the whole Board of Directors does not then consist of Continuing Directors, by a majority of the then Continuing Directors.

         Under those circumstances in which Article Fifth would apply, a minority of Hancock's stockholders may prevent the consummation of a transaction favored by a majority of stockholders. As a practical matter, the requirement of an 80% vote may also mean that the type of business combination to which Article Fifth is addressed might not be accomplished by the controlling entity while there remains any widely dispersed public market in Hancock's voting shares. All directors and officers as a group may be deemed to beneficially own, as of December 31, 1993, approximately 18.4% of the outstanding

Hancock Common Stock, excluding shares to which beneficial ownership is disclaimed. Article Fifth may deter unsolicited tender offers for Hancock, even if such tender offers are factored by and beneficial to the holders of a majority of Hancock's shares. The Board of Directors has no knowledge of any proposed tender offer for Hancock or other acquisition offer.

         Article Fifth may not be amended or repealed without the affirmative vote of 80% or more of the votes entitled to be cast by all holders of voting shares (which 80% vote must also include the affirmative vote of a majority of the votes entitled to be cast by all holders of voting shares not beneficially owned by any Substantial Stockholder). This higher vote requirement will not apply to any amendment or repeal recommended to the stockholders by two-thirds of the whole Board of Directors, as long as a majority of the members of the Board of Directors voting in favor of such amendment or repeal are Continuing Directors. Under such circumstances, an amendment or repeal generally may be approved by stockholders by a simple majority of the votes entitled to be cast at the meeting.

         Article Fourth of the Articles provides that the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by the Board of Directors (but in no event less than nine). This provision enables the Board of Directors to increase the size of the Board of Directors during the period between annual meetings of stockholders to accommodate the inclusion of persons it concludes would be valuable additions to the Board of Directors. It also enables the Board of Directors to decrease the number of directorships in order to respond to circumstances under which the Board of Directors deems a lower number of directors to be desirable, such as when a director unexpectedly dies or resigns and a qualified candidate to replace the departing director is not immediately available. It should be noted that, under the Mississippi Business Corporation Act, the Board of Directors may only increase or decrease by 30% or less the number of directors last approved by the stockholders; the stockholders must approve any proposal by the Board of Directors to increase or decrease by more than 30% the number of directors last approved by the stockholders.

         Article Fourth of the Articles also provides that (1) vacancies occurring on the Board of Directors may be filled only by the remaining directors, (2) directors may be removed only for cause, (3) a majority of the number of directors that constitutes the whole Board shall constitute a quorum for the transaction of business, (4) if a quorum is present when a vote is taken, then except as provided otherwise in the Articles, the affirmative vote of a majority of the directors present shall be the act of the Board of Directors, (5) regular meetings of the Board of Directors may be held without notice, (6) special meetings of the Board of Directors must be preceded by at least two days notice, (7) Article Fourth may not be amended or repealed without the approval of the holders of two-thirds of the outstanding Hancock Common Stock.

         These provisions may have the effect of making it more difficult for stockholders to replace or add directors, or to otherwise influence actions taken by directors, which may discourage attempts to acquire control of Hancock which may (or may not) be in the best interests of the majority of the stockholders.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

         If the stockholders of First State Bank approve the Agreement and the Merger is subsequently consummated, all stockholders of First State Bank, other than those exercising dissenters rights, will become stockholders of Hancock. The rights of stockholders of First State Bank will be governed by and be subject to the Articles of Incorporation and Bylaws of Hancock, rather than the respective Charter and Bylaws of First State Bank. The following is a brief summary of the principal differences between the rights of stockholders of Hancock and the stockholders of First State Bank not described elsewhere herein.

DIRECTORS

         The Board of Directors of Hancock may consist of not less than nine
(9) persons, as set from time to time by the Board of Directors, and currently consist of nine (9) members. The Hancock Board of Directors is divided into three (3) classes, as nearly equal in number as possible, with members of each class to serve for three (3) years and with one (1) class being elected each year. The Board of Directors of First State Bank may be composed of not less than nine (9) nor more than twenty-one (21) persons, as set from time to time by the Board of Directors, and currently consist of nine (9) members. The directors of First State Bank are elected for one (1) year terms of office each year or until their successors are chosen and qualified.

         A director of Hancock may be removed from office only for cause, by the affirmative vote of a majority of directors present. Although First State Bank's Articles of Incorporation and Bylaws do not address the removal of directors, Louisiana Banking Law provides that the Board of Directors or the Commissioner may declare vacant the office of a director: (1) if he is interdicted or adjudicated an incompetent; (2) if he is adjudicated a bankrupt;
(3) if he becomes incapacitated by illness of other infirmity to perform his duties for a period of six months or longer; (4) if he ceases at any time to have the qualifications required by the Articles, Bylaws, or this Section; or
(5) if he is convicted of a felony. In addition, Louisiana Banking Laws provide that the stockholders by vote of the majority of the total voting power at any special meeting called for that purpose may remove from office any one or more of the directors, notwithstanding that his or their terms of office may not have expired and may forthwith at such meeting proceed to elect a successor for the unexpired term.

         Candidates for the Board of Directors of Hancock must be nominated by the Board of Directors, or by a stockholder not less than fifty nor more than ninety days prior to the meeting at which directors are to be elected.

AMENDMENT OF ARTICLES OF INCORPORATION

         The affirmative vote of the holders of a majority of votes entitled to be cast at a stockholders meeting is required to amend any provision of the Hancock Articles of Incorporation unless the amendment would amend the Articles relating to certain changes in control, in which case eighty percent (80%) or more of the votes entitled to be cast is required or unless the amendment would amend the Articles relating to size, composition and removal of the Hancock Board of Directors, in which case the approval of the holders of not less than two-thirds (2/3) of the outstanding shares of common stock is required. See "Description of Hancock Common Stock - Changes in Control". The Articles of Incorporation of First State Bank may be amended by two-thirds (2/3) of the voting power present.

AMENDMENT OF BYLAWS

         Although certain provisions of Hancock's Bylaws relating to changes in control and the size, composition and removal of the Hancock Board of Directors requires a vote of eighty percent (80%) of the total voting power and a vote of two-thirds (2/3) of the outstanding common stock, respectively, the remaining provisions of Hancock's Bylaws may be amended or repealed by the Board of Directors if a quorum is present by the affirmative vote of majority of directors present or by the shareholders if a quorum exist and the votes cast favoring the action exceed the votes cast opposing the action. See "Description of Hancock Common Stock - Changes in Control". The Bylaws of First State Bank may be repealed or altered by an affirmative vote of at least two-thirds (2/3) of all the directors.

COMMON STOCK AND STOCKHOLDERS

         The common stock of Hancock is described above under "Description of Hancock Common Stock". The Articles of Incorporation of First State Bank authorizes 57,750 shares of First State Bank Common Stock, with a par value of $10.00 per share. First State Bank has no preferred stock or other capital stock authorized.

         As described under "Description of Hancock Common Stock - Changes in Control", certain provisions of the Hancock Articles of Incorporation and Bylaws require a greater vote than required by law for certain transactions. There is no corresponding provision for First State Bank.


                                    EXPERTS

         The financial statements of First State Bank included in this Prospectus\Proxy Statement have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Hancock incorporated in this Prospectus/Proxy Statement by reference from Hancock's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

         The validity of the shares of Hancock Common Stock offered hereby and certain other legal matters will be passed upon for Hancock and Hancock Bank LA by Heidelberg & Woodliff, P.A., Jackson, Mississippi. Certain legal matters regarding First State Bank will be passed upon by Paul T. Thompson, Esq., Baker, Louisiana.

         If requested by Hancock, certain tax matters will be passed upon for Hancock and First State Bank by Heidelberg & Woodliff, P.A., Jackson, Mississippi.

                       FIRST STATE BANK AND TRUST COMPANY

                              FINANCIAL STATEMENTS
                                      AND
                          INDEPENDENT AUDITORS' REPORT

                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                    CONTENTS


                                                             Page
                                                             ----

INDEPENDENT AUDITORS' REPORT  . . . . . . . . . . . . . .     F-2

FINANCIAL STATEMENTS

      Statements of Condition . . . . . . . . . . . . . .     F-3

      Statements of Income  . . . . . . . . . . . . . . .     F-4

      Statements of Stockholders' Equity  . . . . . . . .     F-5

      Statements of Cash Flows  . . . . . . . . . . . . .     F-6

      Notes of Financial Statements . . . . . . . . . . .     F-8

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of First State Bank and Trust Company:

We have audited the accompanying statements of condition of First State Bank and Trust Company as of December 31, 1993 and 1992, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of First State Bank and Trust Company at December 31, 1993 and 1992, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.




Deloitte & Touche
Baton Rouge, Louisiana
January 14, 1994

FIRST STATE BANK AND TRUST COMPANY

STATEMENTS OF CONDITION
DECEMBER 31, 1993 AND 1992

- --------------------------------------------------------------------------------------------

                                                                1993                1992
                                                            ------------       -------------
ASSETS
Cash and due from banks                                     $  3,653,881        $  3,453,049
Federal funds sold                                            12,205,000           8,055,000
                                                            ------------       -------------

CASH AND CASH EQUIVALENTS                                     15,858,881          11,508,049

INVESTMENT SECURITIES (market value of
     $51,862,157 and $51,257,400)                             50,642,484          50,001,062

LOANS (net of unearned discount and allowance
     for loan losses of $190,073 - 1993 and
     $296,186 - 1992)                                         14,239,759          14,065,889

ACCRUED INTEREST RECEIVABLE                                      868,739             960,795

BANK PREMISES AND EQUIPMENT, NET                                 221,487             235,765

OTHER REAL ESTATE OWNED                                           40,829              97,559

OTHER ASSETS                                                     236,532             146,659
                                                            ------------       -------------

                                                            $ 82,108,711       $  77,015,778
                                                            ============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS:
     Non interest bearing demand                            $ 16,149,916       $  16,658,408
     Interest bearing savings, NOW, money
       market and other time                                  53,912,107          49,130,983
                                                            ------------       -------------

         Total deposits                                       70,062,023          65,789,391

ACCRUED INTEREST PAYABLE                                         183,919             208,142

INCOME TAXES PAYABLE                                             227,173             255,951

OTHER LIABILITIES                                                 86,624             118,180
                                                            ------------       -------------

         Total liabilities                                    70,559,739          66,371,664
                                                            ------------       -------------

COMMITMENTS AND CONTINGENCIES                                     -                   -

STOCKHOLDERS' EQUITY:
     Common stock - 57,750 shares of $10
       par value authorized, issued and outstanding              577,500             577,500
     Surplus                                                   4,218,000           4,218,000
     Retained earnings                                         6,753,472           5,848,614
                                                            ------------       -------------

         Total stockholders' equity                           11,548,972          10,644,114
                                                            ------------       -------------

                                                            $ 82,108,711       $  77,015,778
                                                            ============       =============

See notes to financial statements.

FIRST STATE BANK AND TRUST COMPANY

STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

- --------------------------------------------------------------------------------------------------------------------

                                                                     1993               1992               1991
                                                                 -------------    ---------------        -----------
INTEREST INCOME:
     Interest and fees on loans                                  $   1,223,705    $     1,384,788        $ 1,542,095
     Interest on investment securities:
       Obligations of U. S. government agencies                      2,954,304          3,160,004          3,544,493
       Obligations of states and political subdivisions                239,294            285,755            342,704
     Interest on Federal funds sold                                    170,023            300,201            280,938
                                                                 -------------     --------------       ------------

                                                                     4,587,326          5,130,748          5,710,230

INTEREST EXPENSE - DEPOSITS                                          1,431,213          1,896,134          2,925,229
                                                                 -------------     --------------       ------------

NET INTEREST INCOME                                                  3,156,113          3,234,614          2,785,001

PROVISION FOR LOAN LOSSES                                              251,000            113,000            107,000
                                                                 -------------     --------------       ------------

NET INTEREST INCOME AFTER
     PROVISION FOR LOAN LOSSES                                       2,905,113          3,121,614          2,678,001
                                                                 -------------     --------------       ------------

NON-INTEREST INCOME:
     Investment securities gains (losses)                              566,485                  -           (425,190)
     Service fees                                                      552,733            521,532            528,230
     Other commissions and fees                                        159,640            163,265            144,514
     Other                                                              56,997             63,621             79,860
                                                                 -------------     --------------       ------------

                                                                     1,335,855            748,418            327,414
                                                                 -------------     --------------       ------------

NON-INTEREST EXPENSES:
     Salaries and employee benefits                                  1,389,231          1,369,018          1,308,022
     Occupancy expense                                                 374,425            349,743            332,772
     FDIC and state assessment                                         156,538            157,559            147,384
     Postage and freight                                                64,092             64,734             66,319
     Other                                                             476,324            525,047            506,380
                                                                 -------------     --------------       ------------

                                                                     2,460,610          2,466,101          2,360,877
                                                                 -------------     --------------       ------------

INCOME BEFORE INCOME TAXES                                           1,780,358          1,403,931            644,538

INCOME TAX EXPENSE                                                     529,000            377,000            122,000
                                                                 -------------     --------------       ------------

NET INCOME                                                       $   1,251,358    $     1,026,931       $    522,538
                                                                 =============    ===============       ============

NET INCOME PER SHARE OF COMMON STOCK                             $       21.67    $         17.78       $       9.05
                                                                 =============    ===============       ============


See notes to financial statements.

FIRST STATE BANK AND TRUST COMPANY

STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

- ----------------------------------------------------------------------------------------------------------------------

                                                  COMMON STOCK                             RETAINED
                                              SHARES        AMOUNT         SURPLUS         EARNINGS           TOTAL
                                              ------       --------      -----------     -----------      ------------
BALANCE, JANUARY 1, 1991                      57,750       $577,500      $ 4,218,000     $ 4,992,145      $  9,787,645

Cash dividends - $6 per common share                                                        (346,500)         (346,500)

Net income for 1991                                                                          522,538           522,538
                                              ------       --------      -----------     -----------      ------------

BALANCE, DECEMBER 31, 1991                    57,750        577,500        4,218,000       5,168,183         9,963,683

Cash dividends - $6 per common share                                                        (346,500)         (346,500)

Net income for 1992                                                                        1,026,931         1,026,931
                                              ------       --------      -----------     -----------      ------------

BALANCE, DECEMBER 31, 1992                    57,750        577,500        4,218,000       5,848,614        10,644,114

Cash dividends - $6 per common share                                                        (346,500)         (346,500)

Net income for 1993                                                                        1,251,358         1,251,358
                                              ------       --------      -----------     -----------      ------------

BALANCE, DECEMBER 31, 1993                    57,750       $577,500      $ 4,218,000     $ 6,753,472      $ 11,548,972
                                              ======       ========      ===========     ===========      ============


See notes to financial statements.

FIRST STATE BANK AND TRUST COMPANY

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

- --------------------------------------------------------------------------------------------------------------------

                                                                      1993              1992                1991
                                                                 -------------     --------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                  $   1,251,358     $    1,026,931       $    522,538
     Adjustments to reconcile net income to net
       cash provided by operating activities:
         Net amortization of premiums on investment
          securities                                                   142,698            424,080            897,239
         Depreciation and amortization                                  60,220             67,778             58,774
         Loss (gain) on sale of bank premises and
          equipment                                                      1,560             (5,610)                --
         Provision for loan losses                                     251,000            113,000            107,000
         Provision for deferred tax expense                             43,600              5,000                 --
         Loss (gain) on sale of other real estate owned                 12,101             60,212             (6,717)
         Provision for losses on other real estate owned                16,800             57,338             42,100
         (Gain) loss on investment securities                         (566,485)                --            425,190
         Decrease in accrued interest receivable                        92,056            194,537             16,410
         Increase in other assets                                      (89,873)           (41,256)           (14,769)
         Decrease in accrued interest payable                          (24,223)          (158,665)          (221,266)
         (Decrease) increase in accrued income taxes                   (72,378)           224,792                 51
         (Decrease) increase in other liabilities                      (31,556)             2,209              5,692
                                                                 -------------     --------------       ------------

          Net cash provided by operating activities                  1,086,878          1,970,346          1,832,242
                                                                 -------------     --------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from maturities of investment securities              15,380,558         24,913,993         11,526,658
     Proceeds from sales of investment securities                      750,000                 --                 --
     Purchases of investment securities                            (16,348,193)       (30,718,215)       (10,084,688)
     Loan originations, net of principal repayments                   (435,347)           328,863           (621,566)
     Additions to other real estate owned                              (24,592)           (29,682)            (5,211)
     Purchases of bank premises and equipment                          (54,002)           (30,535)           (81,998)
     Proceeds from sales of other real estate owned                     62,898            446,049            112,597
     Proceeds from sales of bank premises and equipment                  6,500              6,000              3,500
                                                                 -------------     --------------       ------------

         Net cash (used in) provided by investing
          activities                                                  (662,178)        (5,083,527)           849,292
                                                                 -------------     --------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase (decrease) in deposits                             4,272,632          2,085,775         (4,535,365)
     Cash dividends paid                                              (346,500)          (346,500)          (346,500)
                                                                 -------------     --------------       ------------

         Net cash provided by (used in) financing
          activities                                                 3,926,132          1,739,275         (4,881,865)
                                                                 -------------     --------------       ------------


                                                                     (Continued)

FIRST STATE BANK AND TRUST COMPANY

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

- --------------------------------------------------------------------------------------------------------------------

                                                                     1993              1992                 1991
                                                                 -------------     --------------       ------------
NET INCREASE (DECREASE) IN CASH
     AND CASH EQUIVALENTS                                            4,350,832         (1,373,906)        (2,200,331)

CASH AND CASH EQUIVALENTS,
     BEGINNING OF YEAR                                              11,508,049         12,881,955         15,082,286
                                                                 -------------     --------------       ------------

CASH AND CASH EQUIVALENTS,
     END OF YEAR                                                 $  15,858,881     $   11,508,049       $ 12,881,955
                                                                 =============     ==============       ============

SUPPLEMENTAL INFORMATION:
     Loans transferred to other real estate owned                $      10,477     $       22,761       $    300,000
                                                                 =============     ==============       ============

     Income taxes paid                                           $     557,778     $      147,209       $    121,949
                                                                 =============     ==============       ============

     Interest paid                                               $   1,455,436     $    2,054,799       $  3,146,495
                                                                 =============     ==============       ============


See notes to financial statements.


                                                                     (Concluded)

FIRST STATE BANK AND TRUST COMPANY

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
- --------------------------------------------------------------------------------

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of First State Bank and Trust Company (the "Bank") conform to practices within the banking industry and are based on generally accepted accounting principles. A summary of the Bank's significant accounting and reporting policies consistently applied in the preparation of the accompanying financial statements follows.

         INVESTMENT SECURITIES - Investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts, computed by the interest method, which are recognized as adjustments to interest income. These securities are generally not adjusted to market because the Bank has the intent and the ability to hold such securities until maturity. Market value for securities is determined from quoted prices or quoted prices of similar securities of comparable risk and maturity where no quoted market price exists. The adjusted cost of the specific security sold is used to compute gains or losses on the sale of investment securities. The related income tax provision (benefit) on investment securities gains (losses) were $192,600 in 1993 and ($144,600) in 1991.

         Statement of Financial Accounting Standards No. 115 (SFAS 115) "Accounting for Certain Investments in Debt and Equity Securities" which is effective for years beginning after December 31, 1993, provides for the classification of investment securities into three categories: trading, available for sale or held for maturity. Pursuant to SFAS 115, unrealized gains or losses on investment securities are to be recognized in either income or stockholders equity to the extent that such holding gains or losses are related to the portion of the securities portfolio not formally designated as held for maturity. The adoption of Statement No. 115 is not expected to have a material effect on the Bank's financial statements.

         LOANS - Loans are stated at the principal amount outstanding, net of unearned discount and allowance for loan losses. Unearned discount relates principally to consumer installment loans. Interest on loans is credited to operations based on the principal amount outstanding using methods which approximate the interest method. Fees, net of origination costs, if applicable, are deferred and amortized over the life of the loan.

         When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on non- accrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the appropriateness of the accruing status of the loan.

         When a loan is placed on non-accrual status, interest accrued during the current year prior to the judgement of uncollectibility is charged to operations. Interest accrued during prior periods is charged to the allowance for loan losses. Generally, any payments received on non-accrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

         ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is a valuation allowance available for losses incurred on loans. All losses are charged to the allowance for loan losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

         Periodically during the year management estimates the likely level of future losses to determine whether the allowance for loan losses is adequate to absorb reasonably anticipated losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb future losses.

         Management's judgement as to the level of future losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers, an evaluation of the existing relationships among loans, potential loan losses and the present level of the allowance, results of examinations of the loan portfolio by regulatory agencies, and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral.

         It should be understood that estimates of future loan losses involve an exercise of judgement. While it is possible that in particular periods the Bank may sustain losses which are substantial relative to the allowance for loan losses, it is the judgement of management that the allowance for loan losses reflected in the statements of condition is adequate to absorb probable losses in the existing loan portfolio.

         BANK PREMISES AND EQUIPMENT - Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line and accelerated methods over the estimated useful lives of the respective assets ranging from 3 to 25 years.

         OTHER REAL ESTATE OWNED - The Bank records other real estate owned at the lesser of the outstanding loan amount or fair value at the time of foreclosure, net of disposal costs. Write-downs from the loan carrying value to fair value at the time of foreclosure are charged to the allowance for loan losses. Any subsequent deterioration in fair value is recognized by a charge to operations. Determinations of fair value are based on periodic appraisals, which are subject to significant fluctuations as economic conditions change. Real estate and other property acquired in lieu of loan balances, net of an appropriate reserve for possible losses, are included in the accompanying statements of condition. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.

         INCOME TAXES - Provisions for deferred income taxes are made as a result of temporary differences between financial and income tax accounting, consisting primarily of differences in the accounting for the allowance for loan losses, depreciation expense and expenses related to other real estate owned.

         The Bank adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting For Income Taxes" effective January 1, 1993.
         This Statement supersedes SFAS No. 96, "Accounting For Income Taxes," which was adopted by the Bank in 1987. SFAS 109 requires the Bank to compute deferred income taxes based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Adoption of the new accounting standard in 1993 did not have a significant effect on the Bank's financial position or results of operations.

         EARNINGS PER SHARE - Earnings per share are based on the weighted average number of shares outstanding, which amounted to 57,750 shares in each year.

         STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds sold are purchased and sold for one day periods.

         RECLASSIFICATIONS - Certain reclassifications have been made to prior years' amounts to conform them to the current year presentation.

2.       CASH AND DUE FROM BANKS

         The Bank is required to maintain average reserve balances with the Federal Reserve Bank. "Cash and due from banks" in the statements of condition included amounts so restricted of $470,000 at December 31, 1993 and $455,000 at December 31, 1992.

3.       INVESTMENT SECURITIES

         The amortized cost and approximate market values of investment securities at December 31, 1993 and 1992 are summarized as follows:

                                                                         DECEMBER 31, 1993
                                              --------------------------------------------------------------------
                                                                       GROSS          GROSS          APPROXIMATE
                                                  AMORTIZED         UNREALIZED     UNREALIZED          MARKET
                                                    COST               GAINS         LOSSES             VALUE
                                              ---------------     --------------   -----------     ---------------
            Obligations of U. S.
               government agencies            $    45,087,040     $      931,051   $  (81,271)     $    45,936,820
            Obligations of states and
               political subdivisions               3,353,475            272,086                         3,625,561
            Mortgage-backed securities              2,201,969             97,807          -              2,299,776
                                              ---------------     --------------   -----------     ---------------

                                              $    50,642,484     $    1,300,944   $   (81,271)    $    51,862,157
                                              ===============     ==============   ===========     ===============


                                                                        DECEMBER 31, 1992
                                              ---------------------------------------------------------------------
                                                                       GROSS          GROSS           APPROXIMATE
                                                  AMORTIZED         UNREALIZED     UNREALIZED           MARKET
                                                    COST               GAINS         LOSSES              VALUE
                                              ---------------     --------------   -----------      ---------------
            Obligations of U. S.
               government agencies            $    41,820,010     $      736,531   $    (3,441)     $    42,553,100
            Obligations of states and
               political subdivisions               3,844,683            479,997        (6,880)           4,317,800
            Mortgage-backed securities              4,336,369             50,131          -               4,386,500
                                              ---------------     --------------   -----------      ---------------

                                              $    50,001,062     $    1,266,659   $   (10,321)     $    51,257,400
                                              ===============     ==============   ===========      ===============

         The amortized cost and approximate market value of debt securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                       DECEMBER 31, 1993
                                                                              ----------------------------------
                                                                                                    APPROXIMATE
                                                                                 AMORTIZED            MARKET
                                                                                   COST                VALUE
                                                                              --------------     ---------------
            Due in one year or less                                           $    9,487,077     $     9,585,373
            Due after one year through five years                                 38,427,763          39,415,387
            Due after five years through ten years                                   525,675             561,621
            Mortgage-backed securities                                             2,201,969           2,299,776
                                                                              --------------     ---------------

                                                                              $   50,642,484     $    51,862,157
                                                                              ==============     ===============

         The approximate market values of obligations of states and political subdivisions are based on available market data, which often reflect transactions of a relatively small size and are not necessarily indicative of the price at which large amounts of particular issues could be readily sold. Management does not anticipate a requirement to sell any of the Bank's investment securities for liquidity or other operating purposes.

         Included in the Bank's investment portfolio at December 31, 1992 were debt obligations issued by an agency of the State of Louisiana but secured by a guaranteed investment contract issued by a private California-based insurance company which was placed in conservatorship in 1991 by the State Regulatory Authority in California. Due to uncertainty concerning the ability of the insurance company to honor its guarantee, the market value of these obligations has fluctuated significantly since 1990. The Bank recorded writedowns of $375,000 in 1990 and $425,190 in 1991 to reduce the net carrying value of this investment to $200,000. The par amount of this obligation was $1 million. No further writedowns or adjustments were considered necessary in 1992 and as of December 31, 1992 the market value of the obligations approximated $480,000. During 1993 the Bank sold this obligation and realized a gain of $550,000 based on the reduced carrying value. The Bank also realized additional gains of $16,485 in 1993 as a result of bonds being called by the issuer prior to maturity.

         Investment securities with carrying values of approximately $20,782,000 and $40,691,000 and market values of approximately $21,524,000 and $41,371,000 at December 31, 1993 and 1992,
         respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

         The Bank does not own any investment securities of any one issuer the aggregate adjusted cost of which exceeds 10% of the stockholders' equity at December 31, 1993.

4.       LOANS

         The loan portfolio consists of various types of loans made principally to borrowers located in East Baton Rouge Parish, Louisiana. The loan portfolio consists of the following at December 31, 1993 and 1992:

                                                               1993                1992
                                                         --------------      --------------
            Commercial                                   $    1,679,577      $    2,170,631
            Real estate                                       8,171,575           8,565,221
            Loans to individuals                              3,336,498           3,139,249
            Other                                             1,419,805             631,079
                                                         --------------      --------------

                                                             14,607,455          14,506,180

            Less unearned discount                             (177,623)           (144,105)
                                                         --------------      --------------

                                                             14,429,832          14,362,075

            Less allowance for loan losses                     (190,073)           (296,186)
                                                         --------------      --------------

            Loans, net                                   $   14,239,759      $   14,065,889
                                                         ==============      ==============

         The Financial Accounting Standards Board has adopted Statement No. 114, "Accounting for Loan Impairment by Creditors" (SFAS 114), which among other items, redefines restructured and impaired loans and provides a calculation methodology to estimate future losses. The implementation of SFAS 114 will be adopted in 1994 and the effect on earnings and the classification of loans is not expected to be significant.

         At December 31, 1993, loans on which the accrual of interest had been discontinued or reduced amounted to $192,808. During 1993, interest income actually earned and additional interest income that would have been earned under the original terms of these loans were approximately $11,678 and $10,290, respectively. During 1992 and 1991 there were no loans on which the accrual of interest had been discontinued.

         Changes in the allowance for loan losses were as follows:

                                                                             YEAR ENDED DECEMBER 31,
                                                                 -----------------------------------------------
                                                                     1993              1992             1991
                                                                 ------------      ------------     ------------
            Balance, beginning of year                           $    296,186      $    226,477     $    218,010

            Provision charged to operations                           251,000           113,000          107,000
            Loans charged off                                        (357,854)          (52,513)        (104,059)
            Recoveries                                                    741             9,222            5,526
                                                                 ------------      ------------     ------------

            Balance, end of year                                 $    190,073      $    296,186     $    226,477
                                                                 ============      ============     ============

5.          BANK PREMISES AND EQUIPMENT

            Major classifications of bank premises and equipment at December 31, 1993 and 1992 are summarized as follows:

                                                              1993              1992
                                                         --------------     -------------
            Land                                         $       67,000     $      67,000
            Buildings and improvement                         1,175,380         1,176,109
            Furniture, fixtures and
              equipment                                         451,906           441,564
            Data processing equipment                           670,610           651,351
                                                         --------------     -------------

                                                              2,364,896         2,336,024

            Less accumulated depreciation                    (2,143,409)       (2,100,259)
                                                         --------------     -------------

                                                         $      221,487     $     235,765
                                                         ==============     =============

6.          INCOME TAXES

            The components of the income tax provision for the years ended December 31, 1993, 1992 and 1991 are as follows:

                                                     1993             1992           1991
                                                ------------     ----------     ------------
            Current tax expense                 $    485,400     $  372,000     $    122,000
            Deferred tax expense                      43,600          5,000           -
                                                ------------     ----------     ------------

                                                $    529,000     $  377,000     $    122,000
                                                ============     ==========     ============

         The tax effects of the items comprising the Bank's net deferred tax liability at December 31, 1993 and 1992 included in the Bank's statement of condition are as follows:

                                                                                        1993             1992
                                                                                     ----------       ----------
            Deferred tax assets:
              Writedowns of other real estate owned                                  $   27,757       $   28,974
              Valuation allowance                                                          -                -
                                                                                     ----------       ----------

                                                                                         27,757           28,974
                                                                                     ----------       ----------

            Deferred tax liabilities:
              Excess tax depreciation over financial
                 reporting depreciation                                                   9,777            6,042
              Excess tax loan loss deduction over
                 financial reporting deduction                                           66,614           27,932
                                                                                     ----------       ----------

                                                                                         76,391           33,974
                                                                                     ----------       ----------

            Net deferred tax liability                                               $   48,634       $    5,000
                                                                                     ==========       ==========

         The Bank's effective tax rate in 1993, 1992 and 1991 was 29.7%, 26.9% and 18.9%, respectively. The provision for income taxes each year was less than the amount computed by applying the statutory income tax rate of 34% to income before income taxes primarily because of tax exempt interest income.

7.       RELATED PARTIES

         Certain executive officers, directors, employees and organizations with which they are associated, have loans, deposits, and other transactions with the Bank. Such transactions are on substantially the same terms as those prevailing at the time for comparable transactions with others. Total loans to these persons and organizations at December 31, 1993 and 1992 amounted to approximately $513,888 and $419,700, respectively.

         An analysis of activity with respect to these related party loans is as follows:

                                                      YEARS ENDED DECEMBER 31,
                                                    ---------------------------
                                                       1993             1992
                                                    ----------     ------------
            Beginning balance                       $  419,700    $     525,600
            New loans                                  726,842          685,027
            Repayments and reductions                 (632,654)        (790,927)
                                                    ----------     ------------

            Ending balance                          $  513,888    $     419,700
                                                    ==========    =============

            The bank leases a branch location from a related party. Rental expense on this lease amounted to $22,800 for 1993, 1992 and 1991. The lease, which requires monthly payments of $1,900, expires in December of 1998.

8.          FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

            To meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates, the Bank is a party to various financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the statements of condition.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making these commitments and conditional obligations as it does for recorded loans.

         The Bank has made various commitments to extend credit totalling $1,308,140 at December 31, 1993 ($982,300 at December 31, 1992) and
         has standby letters of credit outstanding of $58,000 at December 31, 1993 ($36,400 at December 31, 1992). Bank management does not anticipate any material loss as a result of these transactions.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. Substantially all commitments to extend credit call for terms at variable interest rates.

9.       COMMITMENTS AND CONTINGENCIES

         At December 31, 1993, the Bank was obligated under noncancelable operating leases for land, buildings, and equipment. The minimum future rental commitments under such leases, including the related party lease disclosed in Note 7, are as follows:

              1994                                        $   34,554
              1995                                            34,075
              1996                                            28,800
              1997                                            28,800
              1998                                            28,800
              1999 and thereafter                             15,500
                                                          ----------

              Total                                       $  170,529
                                                          ==========

         Total rental expense for 1993, 1992 and 1991 was $38,893, $38,870 and $39,146, respectively.

10.      EMPLOYEE BENEFIT PLAN

         The Bank has a voluntary employee savings plan covering substantially all employees and allowing eligible employees to contribute up to 10% of their compensation of which the Bank will match up to 5%. In addition, the Bank's Board of Directors may, at its discretion, authorize an additional contribution to the plan. The Bank's total contribution to the plan, including the discretionary contribution, was $63,653, $58,907 and $57,422 for the years ended December 31, 1993, 1992 and 1991, respectively.

11.      REGULATORY MATTERS

         The Federal Depository Insurance Corporation has specified guidelines for purposes of evaluating a bank's capital adequacy. Effective December 31, 1992, banks must maintain a minimum of qualifying total capital and core capital to risk-weighted assets of 8% and 4%, respectively. Regulatory authorities have also established a minimum standard ratio of total stockholders' equity to risk-weighted assets of 4% at December 31, 1992. Regulations also require the Bank to maintain a minimum leverage requirement of core capital to total assets of 3%. The following is a summary of the Bank's capital ratios at December 31, 1993:

                                                                                  MINIMUM
                                                                 ACTUAL          REQUIRED
                                                                 ------          --------
              Qualifying Capital vs. Risk Assets                 26.49%            8.00%
              Core Capital vs. Risk Assets                       26.06%            4.00%
              Total Equity vs. Risk Assets                       26.06%            4.00%
              Core Capital vs. Total Assets (Leverage)           14.07%            3.00%

12.      PENDING TRANSFER OF INTEREST

         In November 1993 the Bank entered into a memorandum of understanding whereby it agreed to merge with Hancock Bank of Louisiana, a wholly owned subsidiary of Hancock Holding Company. The merger will be consummated by the exchange of all outstanding common stock of the Bank in return for common stock of Hancock Holding Company valued at
         1.5 times the book value (stockholders' equity) of the Bank at December 31, 1993. The exchange ratio is expected to approximate nine shares of Hancock Holding Company common stock for each share of First State Bank. Completion of the merger is contingent upon approval by the Bank's shareholders, the Louisiana Commissioner of Financial Institutions and the Federal Deposit Insurance Corporation.


                                  * * * * * *

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of November 30, 1993, is made between First State Bank & Trust Company of East Baton Rouge Parish, Baker, Louisiana, a Louisiana state bank ("Baker"), Hancock Holding Company, a Mississippi corporation ("HHC"), and Hancock Bank of Louisiana, a Louisiana state bank ("Hancock Bank"), a wholly-owned subsidiary of Hancock Holding Company.

         WHEREAS, by a two-thirds affirmative vote, the respective Boards of Directors of HHC, Hancock Bank, and Baker have approved the acquisition of Baker by HHC and subsequent merger of Baker with and into Hancock Bank (the "Merger");

         NOW, THEREFORE, it is agreed:

                                   ARTICLE 1
                                  DEFINITIONS

         Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

         1.1 "Agreement" shall mean this Agreement and Plan of Reorganization by and among HHC, Hancock Bank, and Baker and any amendments thereto. References to Articles, Sections, Schedules and the like refer to the Articles, Sections, Schedules and the like of this Agreement unless otherwise indicated.

         1.2 "Baker" means First State Bank & Trust Company of East Baton Rouge Parish, a Louisiana state bank chartered, organized and existing under and pursuant to the laws of the State of Louisiana and maintaining its principal place of business at 3033 Ray Weiland, in Baker, East Baton Rouge Parish, Louisiana.

         1.3 "Book Value" with respect to stockholders' equity of Baker shall mean the difference between the dollar amount of total liabilities of Baker reflected on the books and records of Baker as of the Valuation Date and the dollar amount of total assets of Baker reflected on the books and records of Baker as of Valuation Date.

         1.4 "Business Day" shall mean a day on which Hancock Bank is open for business and which is not a Saturday, Sunday or legal bank holiday.

         1.5 "Closing" The closing (the "Closing") of the transactions contemplated herein will take place at Hancock Bank's office at 3854 American Way, in Baton Rouge, Louisiana, on a date that is mutually agreed to by both parties ("Closing Date") that is within thirty (30) days following the later of the date of receipt of all applicable regulatory approvals relating to the transactions contemplated herein, the expiration of all applicable statutory and regulatory waiting periods relative thereto, or the date the Registration Statement (the "Registration Statement") filed with the SEC is declared effective, or such later date as may be agreed to by the parties. At the Closing the parties shall each deliver to the other such evidence of the satisfaction of the conditions to the Merger as may reasonably be required (including material required to be delivered under this Agreement).

         1.6 "Effective Date" The Agreement shall be filed with and recorded by the Commissioner of Financial Institutions of Louisiana immediately following, or concurrently with, the Closing, and the Merger shall be effective at Midnight, Central (Standard or Daylight, whichever is in effect in Baton Rouge, Louisiana on said date) Time, on the date the Commissioner issues a certificate of merger.

         1.7 "FDIC" means that agency of the United States of America known as the Federal Deposit Insurance Corporation, or any successor United States governmental agency which insures deposits of commercial banks.

         1.8 "FRB" means that agency of the United States of America which acts in the capacity of a governmental central bank known as the Federal Reserve System represented by actions of its Board of Governors, having regulatory authority over bank holding companies, or any successor United States governmental agency performing the function of exercising such regulatory authority.

         1.9 "HHC" means Hancock Holding Company, a corporation chartered, organized and existing under and pursuant to the laws of the State of Mississippi and maintaining its principal place of business at One Hancock Plaza, in Gulfport, Harrison County, Mississippi.

         1.10 "Hancock Bank" means Hancock Bank of Louisiana, a Louisiana state bank chartered, organized and existing under and pursuant to the laws of the State of Louisiana and maintaining its principal place of business at One American Place in Baton Rouge, East Baton Rouge Parish, Louisiana.

         1.11 "OFI" means the Office of Financial Institutions of the State of Louisiana having regulatory authority over Hancock Bank and Baker or any successor Louisiana governmental agency exercising such regulatory authority.

         1.12 "Party" shall mean HHC, Hancock Bank, or Baker and "Parties" shall mean HHC, Hancock Bank, and Baker.

         1.13 "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         1.14 "SEC" means that agency of the United State of America known as the Securities and Exchange Commission.

         1.15    "Valuation Date" shall mean December 31, 1993.

                                   ARTICLE 2
                         THE MERGER AND RELATED MATTERS

         2.1 Merger. On the Effective Date, Baker shall be merged with and into Hancock Bank in accordance with the provisions of this Agreement and in accordance with the provisions of applicable law, rules and regulations. For federal income tax purposes, it is intended that the Merger shall qualify as a non-taxable reorganization under and in accordance with Section 368(a)1(A) and
Section 368 (a)(2)(D) of the Internal Revenue Code of 1986, as amended, and the applicable IRS regulations. The Parties expect that the Merger will further certain of their business objectives, including, and without limitation, the expansion of operations as a financial institution.

         2.2 Effect of Merger. Upon consummation of the Merger, the separate existence of Baker shall cease and Hancock Bank shall continue as the surviving corporation. The name of Hancock Bank, as the surviving corporation, shall by virtue of the Merger remain unchanged. On the Effective Date, as hereinabove provided, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, choses in action, rights, and credits then owned by Baker, or which would inure to it, shall immediately by operation of law and without any conveyance or transfer or without any further action or deed, be vested in and become the property of Hancock Bank, which shall have, hold, and enjoy the same in its own right as fully and to the same extent as the same were possessed, held, and enjoyed by Baker prior to such merger; and Hancock Bank shall be deemed to be and shall be a continuation of the original entities and all of the rights and obligations of Baker shall remain unimpaired, and Hancock Bank, on the Effective Date of the Merger shall succeed to all such rights, obligations, duties and liabilities connected therewith.

         2.3 Notice to Depositors. Hancock Bank shall give notice of the Merger within the time and in the manner required by law or regulation, if any, to depositors of Baker.

                                   ARTICLE 3
                              CONVERSION OF STOCK

         3.1 Conversion Amount. The Parties agree that, by virtue of the Merger, shares of Baker common stock shall be converted into shares of HHC common stock. The conversion amount shall be determined based on 1.5 times the book value of the outstanding stock of Baker calculated as of the Valuation Date, except $86,625 representing the first quarter, 1994 dividend, which shall be based on 1.0 times said amount.

         3.2 Conversion. Shares of HHC common stock shall be issued to holders of Baker common stock plus cash for any fractional shares as follows:

                 a. HHC shall calculate the conversion amount for each of Baker's stockholders by dividing the total conversion amount by the number of Baker's shares outstanding on the Effective Date and multiplying the per share value so determined by the number of shares owned by each holder as shown on a certified list prepared by Baker on the Effective Date.

                 b. HHC shall issue to each Baker stockholder the number of whole shares of HHC's stock calculated by dividing the conversion amount for each stockholder by the market value of a share of HHC's common stock. Market value shall be deemed to mean the average of the daily average of the high and low prices of such common stock, as reported on the National Market Systems NASDAQ quotation service ("NASDAQ") for all of the trading days during the month of December, 1993 ("Market Value").

                 c. Notwithstanding any other provision hereof, each holder of shares of Baker's common stock who would otherwise have been entitled to receive a fraction of a share of HHC's common stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of HHC's common stock multiplied by the Market Value of such common stock.

                 d. On or after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of Baker's common stock (any such certificate being hereinafter referred to as a "Certificate") other than a holder of Certificates who has elected to exercise dissenters' rights pursuant to Louisiana Revised Statutes 6:376 shall surrender the same to HHC or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of shares of HHC common stock to which such holder is entitled as provided herein and a check in an amount equal to the amount of cash, if any, without interest, to which such holder is entitled. Immediately after the Effective Date, HHC shall mail to each holder of record of Baker's common shares a form letter of transmittal and instructions, in the form of that set forth in Exhibit A, for use in effecting the surrender of the Certificates representing shares of Baker common stock to be exchanged for shares of HHC common stock and cash pursuant to this Agreement. Until so surrendered, each Certificate shall be deemed for all purposes to evidence ownership of the number of shares of HHC common stock into which the shares represented by such Certificates have been changed or converted as aforesaid. Certificates surrendered for exchange by any person who is an "affiliate" of Baker for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of HHC common stock until Baker has received the written agreement of such person contemplated by Article 4 of this Agreement. If any certificate for shares of Baker common stock is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer.

                 e. HHC reserves the right to withhold any cash dividends payable in respect to Certificates not surrendered by the holder thereof after the sixth (6th) month following the Effective Date. Cash dividends so withheld will be paid to the holder thereof, without interest, upon proper presentation as provided in this Section
         3.2. In the event that any such holder fails to surrender either such Certificate or the documents and information contemplated by the letter of transmittal and instructions, set forth in Exhibit A attached hereto, on or before the fifth (5th) anniversary of the Effective Date, HHC shall not have any obligation to deliver the amount to which any such holder would have been entitled in-accordance with the provisions of this Agreement and any such holder shall not be entitled to receive from HHC any amount in substitution and exchange for each share cancelled and extinguished in accordance with this Agreement.

                 f. Upon the Effective date, the stock transfer books of Baker shall be closed and no transfer of Baker common stock shall thereafter be made or recognized. Any other provision of this Agreement notwithstanding, neither HHC or its agent nor any party to the Merger shall be liable to a holder of Baker common stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 g. No conversion under this Article 3 shall be made in respect of any share of Baker common stock as to which a shareholder of Baker has elected to exercise dissenters' rights pursuant to Louisiana Revised Statute 6:376, if any, until such time as such shareholder shall have effectively lost dissenters' rights.

         3.3 Adjustments. It is understood that the book value of Baker as reflected in its books and records may not be complete as of the Valuation Date due to lack of complete information concerning Baker's operations through such date and that certain transactions occurring on the Valuation Date may not have been posted on such date or are carried in Baker's suspense accounts as of the Valuation Date. Baker, as soon as possible after the Valuation Date, shall provide HHC with a Statement of Financial Condition as of the Valuation Date reflecting the balances of all asset, liability and stockholders' equity accounts included in Baker's books and records maintained in accordance with generally accepted accounting principles consistently applied. HHC shall have access to Baker's books and records in order to confirm to its satisfaction that all material items have been recorded and that the assets and liabilities are fairly reported in Baker's Statement of Financial Condition. In the event any omissions or errors are discovered, the Parties agree to make any required adjustments to the Statement of Financial Condition. The Parties agree that the process of financial statement preparation, review and adjustment, if necessary, should be completed as soon as possible so that closing can occur on the Effective date.

                                   ARTICLE 4
                        BAKER'S COVENANTS AND AGREEMENTS

         4.1 Operation of Business. Between the date hereof and the Effective Date, Baker will operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations and rules; and, without prior written consent of HHC, it will not:

                 a. Amend or otherwise change its articles of incorporation or bylaws, as each such document is in effect on the date hereof;

                 b. Issue or sell, or authorize for issuance or sale, the shares of Baker or any additional shares of any class of capital stock of Baker;

                 c. Issue, grant, or enter into any subscription, option, warrant, right, convertible security, or other agreement or commitment of any character obligating Baker to issue securities;

                 d. Declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock, provided, however, that Baker shall to the extent lawfully permitted declare and pay dividends for the purpose of allowing Baker's stockholders to receive the normal and customary fourth quarter, 1993 and first quarter, 1994 dividend in the amount of $86,625, respectfully, subject to the provisions and limitations set forth in Article 3 herein;

                 e. Redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock;

                 f. Authorize any capital expenditure(s) which, individually or in the aggregate, exceed $20,000;

                 g. Extend any new, or renew any existing, loan, credit, lease, or other type of financing which individually exceeds $50,000;

                 h. Except in the ordinary course of business, sell, pledge, dispose of, or encumber, or agree to sell, pledge, dispose of, or encumber, any assets of Baker;

                 i. Acquire (by merger, consolidation, lease or other acquisition of stock, ownership interests or assets) any corporation, partnership, or other business organization or division thereof, or enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, (ix) excluding normal and customary banking transactions, incur any indebtedness for borrowed money, issue any debt securities, or enter into or modify any contract, agreement, commitment, or arrangement with respect thereto,
         (x) enter into, amend, or terminate any employment agreement, relationship or responsibilities with any director, officer, or key employee or representative of Baker, or enter into, amend, or terminate any employment agreement with any other person otherwise than in the ordinary course of business, or take any action with respect to the grant or payment of any severance or termination pay except as expressly consented to in writing by HHC;

                 j. Enter into, extend, or renew any lease for office or other space;

                 k. Except as required by law, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other employee benefit plan, agreement, trust, fund, or arrangement for the benefit or welfare of any officer, employee or representative of Baker;

                 l. Grant any increase in compensation to any director, officer, or key employee or representative of Baker;

                 m. Grant any increase in compensation to any other employee or representative of Baker except in the ordinary course of business consistent with past practice; or

                 n. Take any action or omit to take any action which would cause any of Baker's representations or warranties to be untrue or misleading in any material respect or any covenant of Baker under this Agreement incapable of being performed;

                 o. Subject to the fiduciary duty of the Board of Directors, encourage, solicit or initiate offers from or negotiate with, or provide information or assistance to, any party other than HHC with respect to a merger, sale of assets, or similar transaction involving it, its common stock or its assets; provided, however, that if it receives, from time to time, an inquiry, proposal, plan, offer, bid or contract from any third party with respect to any of the foregoing, it will promptly notify HHC, and, subject to the fiduciary duty of the Board of Directors, will promptly furnish HHC with a copy of any document received or a summary of any other communication with respect thereto; or

                 p. Agree in writing or otherwise to do any of the foregoing.

         4.2 Preservation of Business. Between the date hereof and the Effective Date, Baker will use its best efforts to preserve its existing business and to keep its business organization intact, including its present relationships with its employees and customers and others having business relations with it.

         4.3 Insurance. Pending the Closing, Baker shall cause the real property owned by Baker to be insured at full insurable value against all insurable risks under policies with reasonable deductibles and in full compliance with any co-insurance provision.

         4.4 Stockholders' Meeting. Baker will promptly give proper notice of a stockholders' meeting for the purpose of approving this Agreement. Said notice shall include notice of dissenter's rights, if any, and shall solicit stockholders' proxies in favor of this Agreement, and all notices shall be given in accordance with all applicable laws, regulations, and rules. Baker and its directors and principal stockholders will, to the extent not inconsistent with their fiduciary duties, support and vote in favor of a stockholder resolution approving this Agreement.

         4.5 Affiliates. Baker and HHC shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of Baker within the meaning of Rule 145 under the Securities Act of 1933 (the "Securities Act"). Baker shall use its best efforts to cause each person so identified to deliver to HHC, no later than 30 days prior to the Effective Date, a written agreement in the form set forth in Exhibit B attached hereto, satisfactory to HHC that such person will not sell, pledge, transfer or otherwise dispose of the shares of HHC's common stock to be received by such person pursuant to this Agreement except in compliance with applicable provisions of the Securities Act and rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of HHC and Baker have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies. If the transaction contemplated hereby will qualify for pooling of interests accounting treatment, shares of HHC's common stock received pursuant to this Agreement by such affiliates shall not be transferable until such time as financial results covering at least 30 days of combined operations of HHC and Baker have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this section. HHC shall be entitled to place appropriate legends on the certificates evidencing shares of HHC's common stock to be received pursuant to this Agreement by such affiliates and to issue appropriate stop transfer instructions to the transfer agent for HHC's common stock.

         4.6 Due Diligence. From the date of this Agreement to the Effective Date, Baker shall afford to Hancock Bank (including without limitation, Hancock Bank's counsel, financial advisers and independent accountants) full access to the properties, personnel, books, records and affairs of Baker and will furnish such information about its business and properties as may be reasonably requested.

         4.7 Surrender of Charter. Concurrent with the Merger, and receipt of appropriate regulatory approval, Baker's Charter will be surrendered to the OFI.

         4.8 Baker Financial and Other Reports. Baker has made or will make available to HHC and Hancock Bank the following statements and other reports and documents ("Baker Financial Statements"):

                 a. Baker's audited financial statements for the years ended December 31, 1991, 1992 and 1993;

                 b. All correspondence with the OFI and the FDIC from January 1, 1993 through the date of Closing (for inspection, but copying may be restricted by legal limitations); and

                 c. Such additional financial or other information as may be required for the regulatory applications and Registration Statement in connection with the consummation of the Merger (subject to any legal limitations).

                                   ARTICLE 5
                     BAKER'S REPRESENTATIONS AND WARRANTIES

         Baker represents and warrants to HHC and Hancock Bank as follows:

         5.1 Organization and Authority. Baker is a Louisiana state chartered bank duly organized, validly existing and in good standing under the laws of the State of Louisiana and has the corporate power and authority to own its property and assets and to carry on its business as it is now being conducted.

         5.2 Authorization. The execution, delivery and performance of this Agreement by Baker and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Baker, subject to regulatory approval. No other corporate proceedings on the part of Baker are necessary to authorize consummation of this Agreement, except for the approval of the transaction by Baker's stockholders, and the performance by Baker of the terms hereof. This Agreement is a valid and binding obligation of Baker enforceable against Baker in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval by its stockholders and applicable regulatory agencies.

         Neither the execution, delivery or performance of this Agreement by Baker, nor the consummation of the transactions contemplated hereby, nor compliance by Baker with any of the provisions hereof, will (a) in any material respect violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Baker under any terms, conditions or provisions of (i) Baker's Charter or Bylaws or other charter documents of Baker, or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Baker is a party or by which Baker may be bound, or to which Baker or the properties or assets of it may be subject, or (b) violate in any material respect any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Baker or any of its properties or assets.

         5.3 Baker Financial and Other Reports. Baker's Financial Statements (i) will have been prepared in accordance with generally accepted accounting principles, consistently applied, (ii) will present fairly the results of operations and financial position of Baker for the periods and at the times indicated, and (iii) will be true and correct in all material respects for the periods and at the times indicated.

         5.4 Investment and Loan Portfolios. All investment securities shown in Baker's Financial Statements at September 30, 1993, or which were purchased after September 30, 1993 but before the Effective Date were and will be carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts, i.e., historical costs. All loans shown in Baker's Financial Statements at September 30, 1993 or which were entered into after September 30, 1993 but before the Effective Date were and will be made for good, valuable and adequate consideration in accordance with prudent business standards and in substantial compliance with all laws, regulations and rules and are enforceable, valid, true and genuine and what they purport to be and all security interests constitute good and valid first liens against the collateral. Substantially, all of the loans which were made based on the value of collateral are secured by collateral having value at the time the loan was made at least equal to the amount of the loan. Baker owns all interests in loans on its books and has not sold or agreed to sell any interest in such loans except as disclosed on its books and/or in Baker's Financial Statements. Baker has not agreed to any modification of loan terms, released any collateral or borrowers or otherwise made any agreements regarding the loans except as disclosed in writing in the loan files; and Baker has no knowledge of any defenses or offsets by any borrower to any loan. Baker has the exclusive right to service all loans owned by it. Baker's allowance for possible loan losses shown on Baker's Financial Statements as of September 30, 1993, or which was allocated after September 30, 1993, but before the Valuation Date will include those amounts required by applicable regulations and will be adequate to absorb reasonably anticipated losses in the loan portfolios of Baker in view of the size and character of such portfolios, current economic conditions, and other pertinent factors, and no facts have subsequently come to the attention of management of Baker which would cause it to restate in any material way the level of such allowance for possible losses on loans.

         5.5 Capital Structure of Baker. On the date hereof, the authorized capital of Baker consists of 57,750 shares of common stock. On the date hereof 57,750 shares of such authorized common stock are issued and outstanding, all of which is validly issued, fully paid and nonassessable. There are no outstanding options, conversion rights, warrants, calls, rights, commitments or agreements to issue any form of stock of Baker. There are no outstanding obligations or commitments to purchase, redeem or otherwise acquire any outstanding shares of common stock of Baker.

         5.6 Title to Properties. Baker has good and marketable fee simple title to all its owned properties and assets, real and personal, subject to no mortgage, pledge, lien, encumbrance, security interest or charge, except such minor imperfections of title which do not materially detract from the value of the properties, and Baker has no knowledge of any actual or claimed hazardous waste, toxic substance or environmental contaminant in, on or under said real property. A list of all leased or non-owned property used by Baker is attached as Schedule A and copies of all leases and/or contracts relating to such leases are attached to said Schedule and no default exists as to any such lease or contract.

         5.7 Accuracy of Information. To the best of Baker's and its officers' and directors' knowledge, all information furnished by Baker to HHC and Hancock Bank relating to the assets, liabilities, and this Agreement is accurate, and Baker has not omitted to disclose any information which is or would be material to this Agreement.

         5.8 Compliance with Laws and Contracts. To the best of Baker's and its officers' and directors' knowledge, Baker is not in violation of any laws, regulations, or agreements to which it is a party and has not failed to file any material reports required by any governmental or other regulatory body.

         5.9 Taxes. Baker will make available to HHC and Hancock Bank copies of all the federal and state tax returns for Baker and all tax adjustments and notices related thereto for the five fiscal years immediately preceding the date of this Agreement. Baker has filed all material federal, state and local tax returns due in respect of any of its businesses or properties in a timely fashion and has paid or made appropriate provisions for all amounts due as shown on such returns. All such returns fairly reflect in all material respects the information required to be presented therein. All provisions for accrued but unpaid taxes contained in the Baker Financial Statements were made in accordance with generally accepted accounting principles and in the aggregate do not materially fail to provide for reasonable expected tax liabilities.

         5.10 Litigation. To the best of Baker's and its officers' and directors' knowledge, Baker has no knowledge of any pending or threatened litigation, claim or other proceeding before any judicial, administrative or regulatory agency or tribunal to which Baker is a party or to which the property of Baker is subject, and Baker has no knowledge of any facts which could give rise to any presently unasserted claim against Baker or its property, except as listed on Schedule B attached hereto. For purposes of this provision, the parties agree that as to pending and threatened litigation and as to claims, only those matters as to which liability is asserted against Baker for more than $10,000.00 shall be considered material and listed on the Schedule. However, all matters such as injunctions, restraining orders, and cease and desist orders shall be listed.

         5.11 Registration and Proxy Statements. None of the information supplied or to be supplied by Baker for inclusion in (a) the Registration Statement to be filed by HHC with the SEC (b) the Notice of Meeting and Proxy Statement to be mailed by Baker to its stockholders in connection with the meeting referred to in Section 4.4 hereof (the "Proxy Statement"), and (c) any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby will, as amended or supplemented at the time the Registration Statement is filed with the SEC or at the time it becomes effective, at the time the Proxy Statement is mailed to holders of Baker's stock, as may be amended at the time of Baker Stockholders' Meeting, and at the time of filing of such other documents, respectively, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents, financial statements, or other information or materials which Baker shall provide for filing with the SEC and any regulatory agency in connection with the Merger will comply with generally accepted accounting principles.

         5.12 Commitments and Contracts. Baker is not a party or subject to any of the following (whether written or oral, express or implied):

                 a.        Except as listed on Schedule C attached
         hereto and with a complete copy attached thereto, any employment contract (including any obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Baker);

                 b.        Except as listed on Schedule C attached
         hereto and with a complete copy attached thereto, any plan or contract providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant; or

                 c. Any contract not made in the ordinary course of business containing covenants which limit the ability of Baker to compete in any line of business or with any person or which involves any restriction of the geographical area in which, or method by which, Baker may carry on its business (other than as may be required by law or applicable regulatory authorities).

         5.13 Liabilities. To the best of Baker's and its officers' and director's knowledge, all liabilities of Baker were, and will be created, for good, valuable and adequate consideration in accordance with prudent business standards and in substantial compliance with all laws, regulations and rules and the accounts or evidence of ownership of accounts are and will be genuine, true, valid and enforceable in accordance with their written terms. Baker has not agreed to any modification or extension of accounts or account terms or otherwise made any agreements regarding such accounts except as disclosed in writing on the books and records of Baker; and Baker has no knowledge of any claim of ownership to any account other than as shown on the written ownership records of Baker for each account, and Baker has no knowledge of any alleged improper or wrongful withdrawal or payment of any such account.

         5.14 Vote Required. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Baker common stock, is the only vote of the stockholders of Baker necessary to approve the Merger and other transactions contemplated hereby.

         5.15 Continuity of Interest. To the best knowledge of Baker, there is no plan or intention by the stockholders of Baker to sell, exchange, or otherwise dispose of a number of shares of HHC common stock, to be received in the Merger that would reduce Baker stockholders' ownership of the HHC common stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Baker common stock as of the same date. For purposes of this assumption, shares of Baker common stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Baker common stock will be treated as outstanding Baker common stock on the date of the Merger. Furthermore, shares of Baker common stock and shares of HHC common stock held by Baker stockholders and otherwise sold, redeemed, or disposed of prior to or subsequent to the Merger are considered in this assumption. See Exhibit B for additional representations regarding continuity of shareholder interest under Section 368(a)(1)(A) and
Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended.

         5.16 Continuity of Business Enterprise. Baker operates at least one significant historic business line, namely, financial services, and owns at least a significant portion of its historic business assets within the meaning of Treasury Regulation Section 1.368-1(d).


                                   ARTICLE 6
          HHC'S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

         HHC represents and warrants to Baker as follows: for purposes of this Agreement, except in Section 6.1 and where the context requires otherwise, any reference to HHC in this Article 6 shall be deemed to include HHC and Hancock Bank and any reference to "material", material adverse effect or a similar standard shall refer to the financial condition, operations or other aspects of HHC and its subsidiaries including Hancock Bank taken as a whole.

         6.1 Organization and Authority. HHC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Mississippi and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

         6.2 Capitalization of HHC. As of September 30, 1993, the authorized capital stock of HHC consisted of 20,000,000 shares of common stock, of which at September 30, 1993, 7,177,966 such shares were issued and outstanding.

         Other than as permitted pursuant to HHC's Employee Stock Purchase Plan described in HHC's Proxy Statement for the 1993 stockholders' meeting, and HHC's Automatic Dividend Reinvestment and Stock Purchase Plan, there are no other shares of capital stock or other equity securities of HHC outstanding and no other outstanding options, warrants, scrip, rights to subscribe, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of HHC, or contracts, commitments, understandings, or arrangements by which HHC was or may become bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. However, nothing in this Agreement shall be construed as limiting the future number and amount of outstanding shares of HHC's stock pending settlement of this transaction.

         6.3 Authorization. The execution, delivery and performance of this Agreement by HHC and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of HHC and Hancock Bank, subject to regulatory approval. No other corporate proceedings on the part of HHC are necessary to authorize the execution and delivery of this Agreement and the performance by HHC of the terms hereof. This Agreement is a valid and binding obligation of HHC enforceable against HHC in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies is within the discretion of the appropriate court and except that it is subject to approval of applicable regulatory agencies.

         HHC covenants and agrees as follows:

         6.4 Conduct of Business. HHC agrees to operate its business solely in the ordinary course consistent with prudent business practices and in compliance with all applicable laws, regulations, and rules; but nothing herein shall be construed as limiting or restricting HHC in its assets, liability, or capital structure or limiting any action of HHC or its affiliates, nor shall anything in this Agreement be construed as limiting the future number and amount of outstanding shares of HHC stock pending settlement of this transaction.

         6.5 Registration of Stock. HHC agrees to register the shares to be issued to Baker stockholders pursuant to this Agreement with the Securities and Exchange Commission.

         6.6 Continuity of Business Enterprise. It is the present intention of HHC to continue at least one significant historic business line of Baker, namely, financial services, and to use at least a significant portion of Baker's historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d).


                                   ARTICLE 7
                             CONDITIONS TO CLOSING

         The obligations of Baker, HHC and Hancock Bank under this Agreement, except as otherwise provided herein, shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing:

         7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the following conditions:

                 a. Stockholder Approval. The Merger shall have been approved by the requisite vote of the holders of the outstanding shares of Baker common stock at Baker's Stockholders' Meeting.

                 b. Regulatory Approvals. The transactions contemplated by this Agreement shall have been approved by all governing regulatory authorities, without any condition or requirement that either HHC, Hancock Bank, or Baker deem burdensome, or which otherwise would have a material adverse effect on the business, operations, properties, assets or financial condition of HHC, Hancock Bank, or Baker after the Effective Date, all conditions required to be satisfied shall have been satisfied, and all waiting periods relating to such approvals shall have expired.

                 c. Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order, and all state securities and blue sky permits or approvals required to consummate the transactions contemplated by this Agreement shall have been received.

                 d. Pooling Treatment. HHC shall be satisfied that the Merger will qualify for accounting by HHC as a pooling of interests under generally accepted accounting principles and under applicable rules and regulations of the Securities and Exchange Commission. In connection therewith, if requested by HHC, HHC shall have received, on or before the Closing Date, a letter from Deloitte & Touche (or any other accountants of HHC's choosing) dated as of the Closing Date to the effect that the transactions contemplated by this Agreement may be treated by HHC as a "pooling of interests" for accounting purposes.

                 e. Tax Opinion. If requested by HHC, HHC and Baker shall have received an opinion from Heidelberg & Woodliff, P.A. to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code and no gain or loss will be recognized by those Baker stockholders who exchange their Baker common stock for HHC common stock, except for cash paid in lieu of fractional shares or to dissenting stockholders.

         7.2 Conditions to Obligations of Baker to Effect the Merger. The obligations of Baker to effect the Merger shall be subject to the following additional conditions:

                 a. Representations and Warranties. The representations and warranties of HHC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by Baker.

                 b. Performance of Obligations. HHC shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing.

                 c. Legal Opinion. An opinion of HHC's legal counsel shall be delivered to Baker dated the Closing Date and in form and substance reasonably satisfactory to Baker and its counsel to the effect that:

                          i. HHC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Mississippi, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

                          ii. Hancock Bank is a Louisiana state chartered bank, duly organized and validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

                          iii. HHC and Hancock Bank had and have corporate authority to make, execute and deliver this Agreement, it has been duly authorized and approved by all necessary corporate action of HHC and Hancock Bank and has been duly executed and delivered and is as of the Closing Date its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general;

                          iv. All required regulatory approvals have been obtained; and

                          v. To such counsel's knowledge after inquiry, there is no litigation or proceeding pending or threatened against HHC or Hancock Bank relating to the participation in or consummation of this Agreement by HHC or Hancock Bank and consummation will not violate any other contract, agreement, charter or bylaw of HHC or Hancock Bank.

         7.3 Conditions to Obligations of HHC and Hancock Bank to Effect the Merger. The obligations of HHC and Hancock Bank to effect the Merger shall be subject to the following additional conditions:

                 a. Representations and Warranties. The representations and warranties of Baker set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except as otherwise contemplated by this Agreement or consented to in writing by HHC and Hancock Bank.

                 b. Performance of Obligations. Baker shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing.

                 c. Legal Opinion. An Opinion of Baker's legal counsel shall be delivered to HHC dated the Closing Date, and in form and substance reasonably satisfactory to HHC to the effect that:

                          i. Baker is a Louisiana state chartered bank, duly organized and validly existing and in good standing under the laws of the State of Louisiana, and has corporate authority to own and operate its businesses and properties and to carry on its business as presently conducted by it;

                          ii. Baker had and has corporate authority to make, execute and deliver this Agreement and it has been duly authorized and approved by all necessary corporate action of Baker and has been duly executed and delivered and is as of the Closing Date its valid and binding obligation subject, however, to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally and to the availability of equitable remedies in general;

                          iii. All required regulatory approvals have been obtained;

                          iv. To such counsel's knowledge after inquiry, there is no litigation or proceeding pending or threatened against Baker relating to the participation in or consummation of this Agreement by Baker and consummation will not violate any other contract, agreement, charter or bylaw of Baker; and

                          v.      Baker has complied with all laws and
                 regulations relating to dissenters' rights and all stock in Baker will be acquired by HHC pursuant to the terms of this Agreement and that the title and/or ownership interest in the shares of Baker stock are as represented in Baker's certificate at closing and that no known dispute exists as to the title and/or ownership of any such shares.

                                   ARTICLE 8
                                    CLOSING

         8.1 Closing. The Closing shall be held at the offices of Hancock Bank or such other place as HHC and Baker shall mutually designate.

         8.2 Deliveries at Closing. At the Closing, all documents and instruments shall be duly and validly executed and delivered by HHC to Baker, and possession of all liabilities and assets shall be transferred and delivered.

         8.3 Documents. The Parties shall execute any and all documents reasonably requested by them or their legal counsel for the purpose of effecting the transaction contemplated, including but not limited to the following:

                 a. endorsement, negotiation, and/or assignment of all original notes and Security Agreements relating to all loans;

                 b.       warranty deeds for the real property;

                 c. commitments for owners title insurance for the real property;

                 d. such other endorsements, assignments or other conveyances as may be appropriate or necessary to effect the transfer to HHC of the assets, duties, responsibilities and obligations as referred to herein; and

                 e. listing of dissenting stockholders, if any, including name, address, and number of shares owned.

                                   ARTICLE 9
                               EMPLOYMENT MATTERS

         9.1 Employees. Neither HHC nor Hancock Bank shall be obligated to retain in any capacity any of Baker's officers, directors, or employees or to pay any stipulated compensation to any employees. Hancock Bank will make reasonable efforts to maintain compensation levels for any retained personnel commensurate with the employees' experience and qualifications, upon such terms as Hancock Bank desires. With regard to any retained employee, HHC shall be free of any obligation to honor any past agreement of Baker to such person.

         Baker's group health and life benefit plan will be continued through 1994 and effective January 1, 1995, all retained employees will be eligible to participate in Hancock Bank's group health and life benefit plan. Retained employees will be given full credit for past service and Hancock Bank will waive pre-existing medical conditions for health insurance purposes as to all retained personnel.

         9.2 Retirement Plan. Baker currently maintains a 401(k) Plan which will remain operative and in effect through December 31, 1994. Hancock Bank will make the normal and customary match to the 401(k) Plan for the calendar year 1994. However, Baker's 401(k) Plan will be terminated on December 31, 1994 and distributed to vested employees of Baker in accordance with the terms of the 401(k) Plan. The 401(k) Plan trustees will be responsible for the termination, allocation and distribution of plan assets and related notices and other reporting responsibilities to the IRS, Department of Labor and other government agencies. All such termination costs will be paid from the 401(k) Plan assets.

         Effective January 1, 1995, all retained employees will be eligible to enter the Hancock Bank Profit Sharing Plan and Hancock Bank Pension Plan with full credit for all prior service for vesting. Effective January 1, 1995, all retained employees will be eligible to participate in all other employment benefit plans.

         9.3 Notices. Baker shall be responsible for notifying its employees of the terms of this Agreement as it affects and/or relates to them and for complying with any applicable laws regarding such notices.

                                   ARTICLE 10
                                    REMEDIES

         For purposes of this Agreement, any reference to HHC in this Article 10 shall be deemed to include HHC and Hancock Bank.

         10.1 Parties' Joint Remedies. In the event regulatory authorities impose requirements which do not materially alter this Agreement and which are not otherwise burdensome or objectionable to the Parties, then the Parties agree to amend this Agreement to conform to such regulatory requirements, and specific performance shall be available as a remedy for this purpose.

         10.2 Baker's Remedies. In the event HHC breaches this Agreement, then Baker shall give HHC notice of the breach, and HHC shall have a reasonable amount of time to cure the breach, and HHC shall be liable for such economic damages that are the direct result of any uncured breach, but HHC shall not be liable for consequential or punitive damages. If HHC breaches a warranty, representation or covenant that does not materially affect the entire transaction, then the amount of the damages shall be mutually agreed upon by the Parties, and if they cannot agree as to the damage, then by an arbitrator mutually agreeable to them, and the damage determined shall be conclusively binding on both Parties and shall be treated as an adjustment to the Conversion Amount.

         10.3 HHC's Remedies. In the event Baker breaches this Agreement, then HHC shall give Baker notice of the breach, and Baker shall have a reasonable amount of time to cure the breach, and Baker shall be liable for such economic damages that are the direct result of any uncured breach, but Baker shall not be liable for consequential or punitive damages. If Baker breaches a warranty, representation or covenant that does not materially affect the entire transaction, then the amount of the damages shall be mutually agreed upon by the Parties, and if they cannot agree as to the damage, then by an arbitrator mutually agreeable to them, and the damage determined shall be conclusively binding on both Parties and shall be treated as an adjustment to the Conversion Amount.

         10.4 Attorney Fees. Each Party shall bear its own attorney fees except attorney fees may be awarded by the presiding judge if the trier of fact finds that the other Party has committed fraud against the other Party.

                                   ARTICLE 11
                                  TERMINATION

         11.1 Termination. This Agreement may be terminated, either before or after approval by the stockholders of Baker as follows:

                 a. At any time on or prior to the Effective Date, by the mutual consent in writing of the Board of Directors of the Parties hereto;

                 b. By HHC if the Merger will not qualify for accounting by HHC as a pooling of interests under generally accepted accounting principles and under applicable rules and regulations of the Securities and Exchange Commission; or

                 c. By the Board of Directors of HHC or Hancock Bank in writing or by the Board of Directors of Baker in writing, if the Merger shall have not become effective on or before December 31, 1994, unless the absence of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform each of its obligations under this Agreement required to be performed by it on or prior to the Effective Date.

                                   ARTICLE 12
                                APPRAISAL RIGHTS

         12.1 Appraisal Rights of Baker. Notwithstanding any other provision of this Agreement to the contrary, dissenting stockholders of Baker who comply with the procedural requirements of the Louisiana Revised Statutes 6:376 will be entitled to receive payment of the fair cash value of their shares if the Merger is effected upon approval by less than eighty percent of Baker's total voting power.

                                   ARTICLE 13
                                 MISCELLANEOUS

         13.1 Entire Agreement. This Agreement embodies the entire understanding of the Parties in relation to the subject matter herein and supersede all prior understandings or agreements, oral or written, between the Parties hereto.

         13.2 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements made herein shall survive the Closing.

         13.3 Headings. The headings and subheadings in this Agreement, except the terms identified for definition in Article 1 and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

         13.4 Duplicate Originals. This Agreement may be executed in any number of duplicate originals, any one of which when fully executed by all Parties shall be deemed to be an original without having to account for the other originals.

         13.5 Governing Law. This Agreement and the rights and obligations hereunder shall be governed and construed by the laws of the State of Mississippi.

         13.6 Successors; No Third Party Beneficiaries. All terms and conditions of this Agreement shall be binding on the successors and assigns of Baker, HHC and Hancock Bank. Except as otherwise specifically provided in this Agreement, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than Baker, HHC or Hancock Bank any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions contained herein, it being the intention of the Parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of Baker, HHC and Hancock Bank and for the benefit of no other person.

         13.7 Modification; Assignment. No amendment or other modification of any part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of all of the Parties hereto. This Agreement may not be assigned without the express written consent of both Parties.

         13.8 Notice. Any notice, request, demand, consent, approval or other communication to any Party hereof shall be effective when received and shall be given in writing, and delivered in person against receipt thereof, or sent by certified mail, postage prepaid or courier service at its address set forth below or at such other address as it shall hereafter furnish in writing to the others. All such notices and other communications shall be deemed given on the date received by the addressee or its agent.

                                        Baker
                     First State Bank & Trust Company of East Baton Rouge Parish 3033 Ray Weiland
                     Baker, Louisiana  70714
                     Attn: W. R. Allison, Chairman of the Board


                                         HHC
                     Hancock Holding Company
                     Post Office Box 4019
                     Gulfport, MS  39502
                     Attn:  Mr. George A. Schloegel, Vice Chairman

                     Copy to:    Carl J. Chaney, Esquire
                                 Heidelberg and Woodliff
                                 P. O. Box 23040 Jackson, MS 39225
                                 or
                                 Suite 1400
                                 125 South Congress
                                 Jackson, Mississippi 39201


                                    Hancock Bank
                     Hancock Bank of Louisiana
                     Post Office Box 591
                     Baton Rouge, Louisiana  70821
                     Attn:  Mr. A. Bridger Eglin, President

                     Copy to:    Carl J. Chaney, Esquire
                                 Heidelberg and Woodliff
                                 P. O. Box 23040 Jackson, MS 39225
                                 or
                                 Suite 1400
                                 125 South Congress
                                 Jackson, Mississippi 39201


         13.9 Waiver. Baker, HHC and Hancock Bank may waive their respective rights, powers or privileges under this Agreement; provided that such waiver shall be in writing; and further provided that no failure or delay on the part of Baker, HHC or Hancock Bank to exercise any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege by Baker, HHC or Hancock Bank under the terms of this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power or privilege under this Agreement.

         13.10 Costs, Fees and Expenses. Each Party hereto agrees to pay all costs, fees and expenses which it has incurred in connection with or incidental to the matters contained in this Agreement, including without limitation any fees and disbursements to its accountants and counsel, except that HHC or Hancock Bank will bear all costs and fees related to filing for regulatory approval of this Merger Agreement and filing the Registration Statement with the SEC. Baker will be responsible for the cost of its accountants and legal counsel and will bear all costs related to conducting and obtaining stockholders' approval of the Merger.

         13.11 Press Releases. Baker and HHC shall consult with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit HHC, following notification to Baker, from making any disclosures which its counsel deems necessary to conform with requirements of law or the rules of the National Association of Securities Dealers Automated Quotation System.

         13.12 Severability. If any provision of this Agreement is invalid or unenforceable then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the Parties hereto.

         13.13 Mutual Covenant of Best Efforts and Good Faith. The Parties mutually covenant and agree with each other that they will use their best efforts to consummate the transactions herein contemplated and that they will act and deal with each other in good faith as to this Agreement and all matters arising from or related to it.



                     {THIS SPACE LEFT BLANK INTENTIONALLY}

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

                                      FIRST STATE BANK & TRUST
                                      COMPANY OF EAST BATON ROUGE
                                      PARISH

                                      Directors:

                                      /s/ GUY C. BILLUPS, JR.
                                      ___________________________________

                                      /s/ W. R. ALLISON
                                      ___________________________________

                                      /s/ GUY C. BILLUPS, III
                                      ___________________________________

                                      /s/ T. A. GAY
                                      ___________________________________

                                      /s/ R. D. HAYES
                                      ___________________________________

                                      /s/ K. C. KELLER, SR.
                                      ___________________________________

                                      /s/ MANSEL S. SLAUGHTER, SR.
                                      ___________________________________

                                      /s/ B. M. STONE, JR.
                                      ___________________________________

                                      /s/ A. T. FURR
                                      ___________________________________



                                      HANCOCK HOLDING COMPANY


                                      By: /s/ LEO W. SEAL, JR.
                                      ___________________________________
                                      Name: LEO W. SEAL, JR.
                                      Title: PRESIDENT AND CEO

                                      HANCOCK BANK OF LOUISIANA


                                      By: /s/ A. BRIDGER EGLIN
                                      ___________________________________
                                      Name: A. BRIDGER EGLIN
                                      Title: PRESIDENT

                                      HANCOCK BANK OF LOUISIANA

                                      Directors:

                                      /s/ RICHARD M. HILL, M. D.
                                      ___________________________________

                                      /s/ J. B. OLINDE
                                      ___________________________________

                                      /s/ GEORGE A. SCHLOEGEL
                                      ___________________________________

                                      /s/ CHARLES A. WEBB, JR.
                                      ___________________________________

                                      (consisting of a majority of its
                                      directors)

                                      ___________________________________

                                      ___________________________________

                                   EXHIBIT A
                             LETTER OF TRANSMITTAL
              FOR COMMON STOCK OF FIRST STATE BANK & TRUST COMPANY
                           OF EAST BATON ROUGE PARISH
                                BAKER, LOUISIANA

     (Please read carefully the Instructions on the Reverse Side of this Letter)

         (Affix Label)

_____________________________

Mail or Deliver Letters of Transmittal to:   Hancock Bank
                                             ATTN: Ms. Dot Miller
                                             Post Office Box 4019
                                             Gulfport, Mississippi  39502

                                             _______________________, 1994
                                             (Please print date)
Dear Sir:

         The undersigned hereby delivers to Hancock Bank, as Transfer Agent, all shares of common stock of First State Bank & Trust Company of East Baton Rouge Parish ("First State Bank") owned by the undersigned, which are evidenced by the certificates enclosed herewith, for exchange and conversion into shares of Hancock Holding Company, ("Hancock") common stock, $3.33 par value per share, pursuant to the terms of the Agreement and Plan of Reorganization dated November 30, 1993 and adopted by First State Bank's stockholders on ____________________, 1994.



                    FILL IN ONLY IF DELIVERY IS TO BE MADE
              TO DIFFERENT ADDRESS THAN SHOWN ON THE ABOVE LABEL

                         SPECIAL MAILING INSTRUCTIONS

                   Name:____________________________________
                                (Type or print)

                   Address:_________________________________
                           (Number)        (Street)

                   _________________________________________
                   (City)                 (State)     (Zip)



Witnessed:                                   Signature of Stockholder(s)


                                             _________________________________

_________________________________            _________________________________
                                             (Sign exactly as name appears
                                             on stock certificate or assignment)

                                  INSTRUCTIONS

         1.      Completion and Delivery of Letter of Transmittal

This Letter of Transmittal must be filled in properly, signed and delivered or forwarded with the certificate(s) of stock to Hancock Bank, Attn: Ms. Dot Miller, Post Office Box 4019, Gulfport, Mississippi 39502. SINCE THE RISK OF LOSS IN TRANSIT IS YOURS, THE USE OF INSURED REGISTERED MAIL IS SUGGESTED IN TRANSMITTING YOUR CERTIFICATE(S).

         2.      Signing Letter of Transmittal

The stockholder's name on the Letter of Transmittal should be signed in exactly the same manner as the name appears on the stock certificate(s). If the certificate(s) is to be registered in a name other than that currently appearing on the certificate(s) then the signatures on the certificate(s) must be guaranteed by a Medallion Member. Signatures by the stockholder(s) should be witnessed by another person, who shall sign this Letter of Transmittal. When the Letter of Transmittal is signed by an attorney, administrator, trustee or guardian, or anyone acting in a fiduciary capacity, or by an officer of a corporation, the person executing the letter must give his full title in such capacity, and proper certified evidence of authority to act in such capacity, reasonably satisfactory to Hancock Bank, must be forwarded with the Letter of Transmittal. If a certificate is in the name of more than one holder, each holder named in the certificate should sign. (This shall apply in the event your certificate is registered in an "and", "or" or "joint tenants with right of survivorship" capacity.) If a joint tenant has deceased, the surviving joint tenant must submit to Hancock Bank a certified death certificate.

         3.      Lost or Destroyed Certificates

If the certificate(s) representing your shares have been either lost or destroyed, notify Hancock Bank of this fact promptly at its address set forth on the reverse side hereof. In the event of lost or destroyed certificate(s), you will be required to take the following steps prior to the transmission and issuance of new Hancock certificates to you:

                 (a) The delivery of an indemnity bond in an amount equal to or greater than the current market value of the securities, to indemnify and hold Hancock Bank harmless; and

                 (b) The presentation of evidence to Hancock's reasonable satisfaction that you are the owner of the shares theretofore represented by the certificate(s) claimed by you to be lost, wrongfully taken or destroyed and that you are the person who would be entitled to present each such certificate for exchange pursuant to the terms of the Agreement and Plan of Reorganization.

         4.      Dividends Withheld

In accordance with Section 3.2(e) of the Agreement and Plan of Reorganization, all dividends and similar distributions of Hancock payable to stockholders after ______________, 1994, may be withheld by Hancock until you have properly surrendered your First State Bank share certificate(s) for conversion into shares of Hancock.

         5.      Delivery of New Certificates

Upon receipt of the properly executed Letter of Transmittal and related stock certificate(s), Hancock Bank will mail to the address indicated hereon, new stock certificate(s) of Hancock within five (5) business days of such receipt.

         6.      Questions or Clarifications

Any questions regarding the completion of the Letter of Transmittal should be directed to Ms. Dot Miller at (601) 868-4414.

                                   EXHIBIT B
                          FORM OF AFFILIATE AGREEMENT
                           ____________________, 1994
Hancock Holding Company
One Hancock Plaza
Gulfport, Mississippi  39502

Gentlemen:

         I, the undersigned director, executive officer or significant stockholder of First State Bank and Trust Company of East Baton Rouge Parish, Baker, Louisiana ("Baker"), acknowledge and understand that, as an affiliate of Baker, Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), restricts my ability to sell, pledge, transfer or otherwise dispose of the shares of Hancock Holding Company ("HHC") common stock to be issued to me in the Agreement and Plan of Reorganization ("Merger") between HHC and Baker, unless the requirements of Rule 145(d) are satisfied or the sale, pledge, transfer or disposition is otherwise in compliance with the Act.

         Accordingly, I represent and agree that:

         1. I will not sell, pledge, transfer or otherwise dispose of any shares of HHC common stock received in the Merger during the period beginning on the effective date of the Merger and ending 30 days following HHC's publication (within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of Financial Reporting Policies) of the results of combined operations of HHC and Baker;

         2. I will not sell, pledge, transfer or otherwise dispose of said securities unless in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 under the Act or otherwise in compliance with the Act;

         3. I have no plan or intention to sell, pledge, transfer or otherwise dispose of a number of said securities to be received in the Merger that would reduce Baker stockholders' ownership of the HHC common stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Baker common stock as of the same date.

         4. I understand that the certificates for shares of HHC received pursuant to the Merger will bear a restrictive legend, to the effect that the shares were received in a transaction to which Rule 145 applies, as follows:

                          "The shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies. The shares represented by this certificate may not be sold, transferred, pledged or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer, pledge or assignment, except in accordance with the requirements of the Act and the other conditions specified in that certain Affiliates Agreement dated as of _________________________, 1993 between the issuer and the shareholder, a copy of which Agreement will be furnished, without charge, by Hancock Holding Company to the holder of this certificate upon written request therefor."

         5. I agree to be bound by the terms of this letter until the expiration of the time period set forth in Rule 145(d)(2) or
                 (3), whichever may apply.

                                           Sincerely,

                                           _____________________________________

                                           Title:_______________________________
Accepted and agreed to:

HANCOCK HOLDING COMPANY

By:___________________________________

Title:________________________________

                                   EXHIBIT C

                             JOINDER OF SHAREHOLDER

         In consideration of the foregoing Agreement, the undersigned joins therein, agrees, subject to his fiduciary duty as an officer and director of First State Bank & Trust Company of East Baton Rouge Parish, to use his best efforts to cause the transactions contemplated thereby to be accomplished, and agrees not to sell or otherwise dispose of any of his shares of common stock of First State Bank & Trust Company of East Baton Rouge Parish, or enter into any agreements or understandings with respect thereto, or grant any proxy or other right to vote such shares (other than to persons designated to vote in favor of the Agreement) unless this Agreement is terminated.


Gulfport, Mississippi
Dated as of February 3, 1994                       /s/ GUY C. BILLUPS, JR.
                                                   ____________________________
                                                   Guy C. Billups, Jr.

                                   EXHIBIT D
                             CASHIER'S CERTIFICATE


         I certify that I am the Cashier of Hancock Bank of Louisiana ("Hancock Bank") located in Baton Rouge, Louisiana, and that I have been appointed and that I am presently serving in that capacity in accordance with the Bylaws of Hancock Bank.

         I further certify that the Agreement and Plan of Reorganization dated as of November 30, 1993 (the "Agreement") by and among First State Bank & Trust Company of East Baton Rouge Parish, Baker, Louisiana; Hancock Holding Company, Gulfport, Mississippi; and Hancock Bank, a wholly owned subsidiary of Hancock Holding Company, does not amend the Articles of Hancock Bank as the surviving bank, and the shares of Hancock Holding Company common stock to be issued under the Agreement do not exceed fifteen percent (15%) of the shares of Hancock Holding Company or Hancock Bank outstanding immediately prior to effectiveness of the Merger, and thus pursuant to Louisiana Revised Statutes 6:352(6), the approval of the Agreement by Hancock Holding Company's stockholders or Hancock Bank's stockholders is not required.

         IN WITNESS WHEREOF, I have hereupon set the seal of this Bank, this the 19th day of January, 1994.



                                             HANCOCK BANK OF LOUISIANA


                                             By:/s/ JAMES D. LABAUVE
                                                ________________________________
                                                    James D. LaBauve, Cashier

                             LOUISIANA BANKING LAWS

                   PART V: RIGHTS OF DISSENTING STOCKHOLDERS

6:376.           Rights of a stockholder dissenting from certain actions

         A. Except as provided in Subsection B of this Section, if a state bank has, by vote of its stockholders, authorized a sale, lease or exchange of all or substantially all of its assets, or become a party to a merger or consolidation, or authorized a conversion into a national bank, or authorized a voluntary liquidation, then, unless such authorization or action shall have been given or approved by at least eighty percent of the total voting power, a stockholder who voted against such action shall have the right to dissent.

         B. The right to dissent provided by this Section shall not exist in the case of stockholders holding shares of any class of stock which, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting of stockholders at which a merger or consolidation was acted on, were listed on a national securities exchange, unless the articles of the bank issuing such stock provided otherwise or the shares of such stockholders were not converted by the merger or consolidation solely into shares of the surviving or new bank.

         C.      (1)      Except as provided in the last sentence of this
         Subsection, any stockholder electing to exercise such right of dissent shall file with the bank, prior to or at the meeting of stockholders at which such proposed action is submitted to a vote, a written objection to such proposed action and shall vote his shares against such action.

                 (2) If such proposed action be taken by the required vote but by less than eighty percent of the total voting power, and the merger, consolidation, sale, liquidation, or conversion authorized thereby be effected, the bank shall promptly thereafter give written notice thereof, by registered mail, to each stockholder who filed such written objection to and voted his shares against such action at such stockholder's last address on the bank's records.

                 (3) Each such stockholder may, within twenty days after the mailing of such notice to him but not thereafter, file with the bank a demand in writing for the fair cash value of his shares as of the day before such vote was taken, provided that he state in such demand the value demanded and a post office address to which the reply of the bank may be sent and at the same time deposit in escrow in a bank or trust company located in the parish of the domicile of the bank the certificates representing his shares duly endorsed and transferred to the escrow bank upon the sole condition that said certificates shall be delivered to the bank upon payment of the value of the shares determined in accordance with the provisions of this Section. With his demand the stockholder shall deliver to the bank the written acknowledgement of such escrow bank or trust company with which such certificates have been deposited that it so holds his certificates of stock.

                 (4) Unless the objection, demand, and acknowledgement aforesaid be made and delivered by the stockholder within the period described in this SubSection, he shall conclusively be presumed to have acquiesced in the action proposed or taken.

         D. If the bank does not agree to the value so stated and demanded or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgement, notify in writing the stockholder, at the designated post office address of its disagreement and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise, it shall be liable for and shall pay to the dissatisfied stockholder the value demanded by him for his shares.

         E.      (1)      In case of disagreement as to such fair cash value or
         as to whether any payment is due after compliance by the parties with the provisions of Subsections C and D of this Section, the dissatisfied stockholder within sixty days after receipt of notice in writing of the bank's disagreement but not thereafter may file suit against the bank or the merged or consolidated bank, as the case may be, in the district court of the parish in which the bank or the merged or consolidated bank, as the case may be, is domiciled praying the court to fix and decree the fair cash value of the dissatisfied stockholder's shares as of the day before the action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due and, if so, such cash value, and render judgment accordingly.

                 (2) Any stockholder entitled to file such a suit may, within such sixty-day period, but not thereafter, intervene as a plaintiff in such a suit filed by another stockholder and recover therein judgement against the bank for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed action, and any such action may be carried to completion notwithstanding any such a suit.

                 (3) Failure of the stockholder to bring suit, or to intervene in such a suit within sixty days after receipt of notice of disagreement by the bank shall conclusively bind the stockholder:

                          (a) By the bank's statement that no payment is due or

                          (b) If the bank does not contend that no payment is due, to accept the value of his shares as fixed by the bank in its notice of disagreement.

         F. When the fair value of the shares has been agreed upon between the stockholder and the bank or when the bank has become liable for the value demanded by the stockholder because of failure to give notice of disagreement and of the value it will pay or when the stockholder has become bound to accept the value the bank agrees is due because of his failure to bring suit within sixty days after receipt of notice of bank's disagreement, the action of the stockholder to recover such value must be brought within five years from the date the value was agreed upon or the liability of the bank became fixed.

         G. If the bank or the merged or consolidated bank, as the case may be, shall, in its notice of disagreement, have offered to pay the dissatisfied stockholder on demand an amount in cash deemed by it to be fair cash value of his shares, and if, on the institution of a suit by the dissatisfied stockholder claiming an amount in excess of the amount offered, the bank or the merged or consolidated bank, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered; then, if the amount finally awarded such stockholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the cost of the proceeding shall be taxed against the bank or the merged or consolidated bank, as the case may be, and judicial interest may be awarded against such bank only on the amount of the award in excess of the amount deposited in the registry of the court; otherwise, the costs of the proceeding shall be taxed against such stockholder.

         H. Upon filing a demand for the value of his shares, the stockholder shall cease to have any of the rights of a stockholder except the rights accorded by this Section. Such a demand may be withdrawn by the stockholder at any time before the bank gives notice of disagreement as provided in SubSection D of this Section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the bank. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded or a court should determine that the stockholder is not entitled to receive payment for his shares, or the stockholder should otherwise lose his dissenter's rights:

                 (1) He shall not have the right to receive a payment for his shares;

                 (2) His share certificates shall be returned to him and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the bank, and

                 (3) He shall be reinstated to all his rights as a stockholder as of the filing of his demand for value, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any rights have expired or any such dividend or distribution other than in cash has been completed in lieu thereof, at the election of the bank he shall receive the fair value thereof in cash as determined by the board as of the time of such expiration or completion but without prejudice otherwise to any proceeding that may have been taken in the interim.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Articles provide for indemnification to the fullest extent allowed by law. The Articles of the Company provide in Article Sixth certain provisions regarding the extent to which the Company will provide indemnification of and advancement of expenses to its directors, officers, employees and agents as well as persons serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (collectively referred to as "eligible persons").

         The Company's Bylaws currently contain a provision requiring the Company to indemnify any director, officer, employee or agent who is made a party or threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, other than an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against reasonably incurred expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, but only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, in criminal actions, he had no reasonable cause to believe his conduct was unlawful.

         Unless limited by its Articles of Incorporation the Mississippi Business Corporation Act (MBCA) mandates that the Company indemnify any director who is successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, against reasonable expenses incurred by him in connection with the proceeding (the "Mandatory Provision"). The MBCA permits the Company to indemnify a director who is made a party to a proceeding against liability (including reasonable expenses) incurred in connection with such proceeding provided (1) the director's conduct was in good faith, (2) in the case of conduct in his official capacity, the director reasonably believed his conduct was in the best interests of the Company, (3) in the case of conduct not in his official capacity, the director reasonably believed his conduct was not opposed to the best interests of the Company, (4) in the case of any criminal proceeding, the director had no reasonable cause to believe that his conduct was unlawful, (5) in the case of claims by or in the right of the Company, the director is not adjudged liable to the Company, and (6) in the case of third-party claims, the director is not adjudged liable on the basis that he derived an improper personal benefit (the "Permissive Provision"). Statutory indemnification is permitted under the Permissive Provision, however, only if indemnification is authorized in a specific case after a determination is made by the Board of Directors (by majority vote of a quorum consisting of directors not at the time parties to the proceeding), by a majority of a special committee of disinterested directors (if such quorum of directors is unobtainable), by special legal counsel or by the shareholders (a "Disinterested Party"), that the director has met the applicable standard of conduct. The MBCA also provides that unless the Company's Articles of Incorporation provide otherwise, a court may order indemnification of a director even if it finds he has not met the applicable standard of conduct, or in the case of third-party claims, involving action where the director acted within or without of his official capacity, the director is adjudged liable on the basis that he derived an improper personal benefit, the director was adjudged liable to the Company in a proceeding by or in the right of the Company, if the court determines that the director is reasonably entitled to indemnification in view of all the relevant circumstances; provided, however, that if the director was adjudged liable to the Company, his indemnification is limited to reasonable expenses. The MBCA permits the Company to pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding, provided the director affirms that he reasonably believes he has met the applicable standard of conduct, the director agrees to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and a determination is made by a Disinterested Party that the facts then known to the person(s) making the determination would not preclude indemnification. The MBCA also permits the Company to indemnify officers, employees and agents of the Company to the same extent permitted for directors. Finally, the MBCA allows indemnification beyond the scope of the Amended and Restated Mandatory and Permissive Provisions.

         Article Sixth of the Articles of Incorporation does not limit the applicability of the indemnification provisions contained in the MBCA and, as permitted by the MBCA, requires the Company to indemnify Eligible Persons beyond the scope of such provisions. The Company must indemnify an Eligible Person, despite the fact that such person has not met the standard of conduct set forth in the Permissive Provision or would be disqualified for indemnification under the Permissive Provision because such person was either found liable to the Company in a suit brought by or in the right of the Company or was found liable in a third-party action on the basis that he received an improper personal benefit, if a determination is made by a Disinterested Party, or a court, that the act or omissions of the person seeking indemnification did not constitute gross negligence or willful misconduct. Article Sixth also provides for mandatory advancement of reasonable expenses to a person seeking indemnification, without an affirmation by such person that he believes he has met the applicable standard of conduct, as long as he agrees to repay the advance if it is ultimately determined that he has not met the standard of conduct and a Disinterested Party determines that the facts then known to such Disinterested Party would not preclude indemnification.

         Article Sixth further provides that no amendment or repeal of its provisions may be applied retroactively with respect to any event that occurred prior to such amendment or appeal. The effect of such provision is that the protection of Article Sixth may not be taken away or diminished by an amendment in the event of a change in control of the Company.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS

         2.1     Agreement and Plan of Reorganization dated November 30, 1993 among Hancock Holding Company, Hancock Bank of Louisiana and
                 First State Bank & Trust Company of East Baton Rouge Parish,
                 Baker, Louisiana (included as Exhibit A to the
                 Prospectus/Proxy Statement).
         3.1     Amended and Restated Articles of Incorporation dated November
                 8, 1990 (filed as Exhibit 3.1 to the Registrant's Form 10-K for the year ended December 31, 1990, and incorporated herein by reference).
         3.2     Bylaws of Hancock Holding Company restated through November 8,
                 1990 (filed as Exhibit 3.2 to the Registrant's Form 10-K for the year ended December 31, 1990, and incorporated herein by reference).
         3.3     Articles of Amendment to the Articles of Incorporation of
                 Hancock Holding Company, dated October 16, 1991 (filed as
                 Exhibit 4.1 to the Registrant's Form 10-Q for the quarter
                 ended September 30, 1991, and incorporated herein by
                 reference).
         3.4     Articles of Correction, filed with Mississippi Secretary of
                 State on November 15, 1991 (filed as Exhibit 4.2 to the
                 Registrant's Form 10-Q for the quarter ended September 30,
                 1991, and incorporated herein by reference).
         3.5     Articles of Amendment to the Articles of Incorporation of
                 Hancock Holding Company, adopted February 13, 1992 (filed as
                 Exhibit 3.5 to the Registrant's Form 10-K for the year ended
                 December 31, 1992, and incorporated herein by reference).
         3.6     Articles of Correction, filed with the Mississippi Secretary of State on March 2, 1992 (filed as Exhibit 3.6 to the
                 Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).
         4.1     Specimen stock certificate (reflecting change in par value from $10.00 to $3.33, effective March 6, 1989)(filed as
                 Exhibit 4.1 to the Registrant's Form 10-Q for the quarter
                 ended March 31, 1989, and incorporated herein by reference).
         5.1 *   Heidelberg & Woodliff, P.A. Opinion.
         5.2 *   Paul T. Thompson, Esq. Opinion.
         8.1 *   Heidelberg & Woodliff, P.A. Tax Opinion.
         10.1    Description of Hancock Bank Executive Supplemental
                 Reimbursement Plan, as amended (provided on page 14 of the Registrant's definitive proxy statement for its annual shareholders' meeting on February 24, 1994, and incorporated herein by reference).
         10.2    Description of Hancock Bank Automobile Plan (provided on page
                 14 of the Registrant's definitive proxy statement for its annual shareholders' meeting on February 24, 1994, and incorporated herein by reference).
         10.3    Description of Deferred Compensation Arrangement for Directors
                 (provided on pages 10-15 of the Registrant's definitive proxy statement for its annual shareholders' meeting on February 24, 1994, and incorporated herein by reference).
         10.4    Site Lease Agreement between Hancock Bank and City of
                 Gulfport, Mississippi dated as of March 1, 1989 (filed as
                 Exhibit 10.4 to the Registrant's Form 10-K for the year ended
                 December 31, 1989, and incorporated herein by reference).

         10.5 Project Lease Agreement between Hancock Bank and City of Gulfport, Mississippi dated as of March 1, 1989 (filed as
                 Exhibit 10.5 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).
         10.6 Deed of Trust dated as of March 1, 1989 from Hancock Bank to Deposit Guaranty National Bank as trustee (filed as Exhibit
                 10.6 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).
         10.7 Trust Indenture between City of Gulfport, Mississippi and Deposit Guaranty National Bank dated as of March 1, 1989 (filed as Exhibit 10.7 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).
         10.8 Guaranty Agreement dated as of March 1, 1989 from Hancock Bank to Deposit Guaranty National Bank as trustee (filed as Exhibit
                 10.8 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).
         10.9 Bond Purchase Agreement dated as of February 23, 1989, among Hancock Bank, J.C. Bradford & Co. and City of Gulfport, Mississippi (filed as Exhibit 10.9 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).
         10.10 Dividend Reinvestment and Stock Purchase Plan (filed as Form S-3 Registration Statement, Commission No. 33-31782 on October 26, 1989, as amended on March 20, 1991, and incorporated herein by reference).
         21. Subsidiaries of the Registrant (filed as Exhibit 22 to the Registrant's Form 10-K for the year ended December 31, 1993, and incorporated herein by reference).
         24.1    Deloitte & Touche Consent.
         24.2    Deloitte & Touche Consent.
         24.3    Heidelberg & Woodliff, P.A. Consent.
         24.4 *  Paul T. Thompson, Esq. Consent.
         28.     Power of Attorney.
         99.     Form of Proxy

* Indicates exhibit to be filed by amendment.

ITEM 22.  UNDERTAKINGS

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding; or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

D. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

E. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gulfport, State of Mississippi, this 11th day of February, 1994.

                                HANCOCK HOLDING COMPANY
                                (Registrant)

                                By: /s/ LEO W. SEAL, JR.
                                    _______________________________________
                                    Leo W. Seal, Jr.,
                                    President and Chief Financial Officer


                                By: /s/ GEORGE A. SCHLOEGEL
                                    _______________________________________
                                    George A. Schloegel
                                    Director and Vice Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                                               Title                                     Date
- ----------                                               -----                                     ----
By:*/s/ JOSEPH F. BOARDMAN, JR.               Chairman of the Board                          February 11, 1994
   _____________________________________         and Director
    Joseph F. Boardman, Jr.

By:*/s/ THOMAS W. MILNER, JR.                          Director                              February 11, 1994
   _____________________________________
    Thomas W. Milner, Jr.

By:*/s/ DR. HOMER C. MOODY, JR.                        Director                              February 11, 1994
   _____________________________________
    Dr. Homer C. Moody, Jr.

By:*/s/ A. F. DANTZLER                                 Director                              February 11, 1994
   _____________________________________
    A. F. Dantzler

By:*/s/ VICTOR MAVAR                                   Director                              February 11, 1994
   _____________________________________
    Victor Mavar

By:*/s/ CHARLES H. JOHNSON                             Director                              February 11, 1994
   _____________________________________
    Charles H. Johnson

By:*/s/ L. A. KOENENN, JR.                             Director                              February 11, 1994
   _____________________________________
    L. A. Koenenn, Jr.

By:*/s/ LEO W. SEAL, JR.                      President, Chief Financial                     February 11, 1994
   _____________________________________         Officer and Director
    Leo W. Seal, Jr.




*By: /s/ GEORGE A. SCHLOEGEL                                                                 February 11, 1994
    ____________________________________
    George A. Schloegel,
    Attorney-in-Fact

    As filed with the Securities and Exchange Commission on February 11, 1994.

                                                       Registration File No. 33-
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION



                            WASHINGTON, D.C.  20549


                            _______________________


                                    EXHIBITS

                                       TO

                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933



                            ________________________





                            HANCOCK HOLDING COMPANY




================================================================================

                               INDEX TO EXHIBITS

EXHIBIT NO.                                           DESCRIPTION                                              SEQUENTIAL PAGE NO.
- -----------                                           -----------                                              -------------------
     2.1      Agreement and Plan of Reorganization dated November 30, 1993 among Hancock Holding Company, Hancock Bank of Louisiana and
              First State Bank & Trust Company of East Baton Rouge Parish,
              Baker, Louisiana (included as Exhibit A to the Prospectus/Proxy
              Statement).   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     3.1      Amended and Restated Articles of Incorporation dated November 8, 1990
              (filed as Exhibit 3.1 to the Registrant's Form 10-K for the year ended December 31,
              1990, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . .
     3.2      Bylaws of Hancock Holding Company restated through November 8, 1990 (filed as
              Exhibit 3.2 to the Registrant's Form 10-K for the year ended
              December 31, 1990, and incorporated herein by reference).   . . . . . . . . . . . . . . . . .
     3.3      Articles of Amendment to the Articles of Incorporation
              of Hancock Holding Company, dated October 16, 1991 (filed as
              Exhibit 4.1 to the Registrant's Form 10-Q for the quarter
              ended September 30, 1991, and incorporated herein by
              reference).   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     3.4      Articles of Correction, filed with Mississippi Secretary of
              State on November 15, 1991 (filed as Exhibit 4.2 to the
              Registrant's Form 10-Q for the quarter ended September 30, 1991, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . .
     3.5      Articles of Amendment to the Articles of Incorporation of Hancock
              Holding Company, adopted February 13, 1992 (filed as Exhibit 3.5 to the Registrant's Form 10-K for the year ended December 31, 1992, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     3.6      Articles of Correction, filed with the Mississippi Secretary of
              State on March 2, 1992 (filed as Exhibit 3.6 to the Registrant's Form
              10-K for the year ended December 31, 1992, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     4.1      Specimen stock certificate (reflecting change in par value from $10.00 to $3.33, effective March 6, 1989)(filed as Exhibit 4.1 to the Registrant's Form 10-Q for the quarter ended March 31, 1989, and incorporated herein by reference).  . . . . . . . .
     5.1 *    Heidelberg & Woodliff, P.A. Opinion .   . . . . . . . . . . . . . . . . . . . . . . . . . . .
     5.2 *    Paul T. Thompson, Esq. Opinion .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     8.1 *    Heidelberg & Woodliff, P.A. Tax Opinion .   . . . . . . . . . . . . . . . . . . . . . . . . .
     10.1     Description of Hancock Bank Executive Supplemental Reimbursement Plan,
              as amended (provided on page 14 of the Registrant's definitive proxy statement for its annual shareholders' meeting on February 24, 1994, and incorporated
              herein by reference).   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     10.2     Description of Hancock Bank Automobile Plan (provided on page 14 of the
              Registrant's definitive proxy statement for its annual shareholders' meeting on February 24, 1994, and incorporated herein by reference).  . . . . . . . . . . . . . . . .
     10.3     Description of Deferred Compensation Arrangement for Directors (provided on pages 10-15 of the Registrant's definitive proxy statement for its annual shareholders'
              meeting on February 24, 1994, and incorporated herein by reference).  . . . . . . . . . . . .
     10.4     Site Lease Agreement between Hancock Bank and City of Gulfport, Mississippi dated as of March 1, 1989 (filed as Exhibit 10.4 to the Registrant's
              Form 10-K for the year ended December 31, 1989, and incorporated
              herein by reference).   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     10.5     Project Lease Agreement between Hancock Bank and City of Gulfport,
              Mississippi dated as of March 1, 1989 (filed as Exhibit 10.5 to the Registrant's
              Form 10-K for the year ended December 31, 1989, and incorporated herein by
              reference).   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     10.6     Deed of Trust dated as of March 1, 1989 from Hancock Bank to Deposit
              Guaranty National Bank as trustee (filed as Exhibit 10.6 to the Registrant's
              Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     10.7     Trust Indenture between City of Gulfport, Mississippi and Deposit Guaranty
              National Bank dated as of March 1, 1989 (filed as Exhibit 10.7 to the Registrant's
              Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     10.8     Guaranty Agreement dated as of March 1, 1989 from Hancock Bank to Deposit
              Guaranty National Bank as trustee (filed as Exhibit 10.8 to the Registrant's
              Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     10.9     Bond Purchase Agreement dated as of February 23, 1989, among Hancock Bank,
              J.C. Bradford & Co. and City of Gulfport, Mississippi (filed as Exhibit 10.9 to the Registrant's Form 10-K for the year ended December 31, 1989, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     10.10    Dividend Reinvestment and Stock Purchase Plan (filed as Form S-3 Registration
              Statement, Commission No. 33-31782 on October 26, 1989, as amended on
              March 20, 1991, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . .
     21.      Subsidiaries of the Registrant (filed as Exhibit 22 to the Registrant's
              Form 10-K for the year ended December 31, 1993, and incorporated herein by reference).  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     24.1     Deloitte & Touche Consent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     24.2     Deloitte & Touche Consent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     24.3     Heidelberg & Woodliff, P.A. Consent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     24.4 *   Paul T. Thompson, Esq. Consent.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     28.      Power of Attorney.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     99.      Form of Proxy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

* Indicates exhibit to be filed by amendment.